Exhibit 10.13

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

INDEPENDENT BANK GROUP, INC.

MCKINNEY, TEXAS

AND

HOUSTON CITY BANCSHARES, INC.

HOUSTON, TEXAS

Dated as of June 2, 2014

i

EXHIBITS

EXHIBIT A:	Agreement and Plan of Merger
EXHIBIT B:	Voting Agreement
EXHIBIT C:	Release Agreements
EXHIBIT D:	Support Agreement

v

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of the 2nd day of June, 2014, by and between INDEPENDENT BANK GROUP, INC., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”), and HOUSTON CITY BANCSHARES, INC., a Texas corporation and registered bank holding company with its principal offices in Houston, Texas (“HCBI”).

RECITALS:

WHEREAS, HCBI owns all of the capital stock of HCB Nevada, Inc., a Nevada corporation and registered bank holding company with its principal offices in Carson City, Nevada (“HCB Nevada”), and HCB Nevada owns all of the capital stock of Houston Community Bank, N.A., a national banking association with its principal office in Houston, Texas (“HCB”);

WHEREAS, IBG desires to acquire all of the issued and outstanding common shares of HCBI (the “HCBI Shares”) through the merger (the “Merger”) of IBGHCB ACQUISITION CORPORATION, a Texas corporation and wholly owned subsidiary of IBG (“Newco”) with and into HCBI, with HCBI continuing as the corporation surviving the Merger, pursuant to which holders of HCBI Shares will be entitled to receive cash and common shares of IBG (the “IBG Shares”) as provided for herein;

WHEREAS, IBG and HCBI believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of IBG and HCBI and their respective shareholders;

WHEREAS, after to the Merger, IBG will effect the merger of HCBI into IBG, with IBG continuing as the surviving corporation (the “Subsequent Merger”), and the merger of Houston Community Bank, N.A. with and into Independent Bank, McKinney, Texas, a Texas banking association and a wholly-owned subsidiary of IBG (“Independent Bank”), with Independent Bank continuing as the surviving bank (the “Bank Merger”);

WHEREAS, the parties intend that: (i) the Merger and the Subsequent Merger, together, qualify as a reorganization within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, (ii) the Bank Merger qualify as a reorganization within the meaning of § 368(a) of the Code and the rules and regulations promulgated thereunder, and (iii) this Agreement constitutes a plan of reorganization within the meaning of § 368 of the Code and the applicable regulations;

WHEREAS, to induce IBG to enter into this Agreement, certain shareholders of HCBI have agreed to execute and deliver to IBG a Voting Agreement pursuant to which these shareholders agree to vote their HCBI Shares in favor of the Merger;

WHEREAS, IBG and HCBI desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

WHEREAS, the respective boards of directors of IBG and HCBI have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I

ACQUISITION OF HCBI BY IBG

Section 1.01. Merger of HCBI with and into Newco. Subject to the terms and conditions of this Agreement and the Agreement and Plan of Merger to be entered into between HCBI and Newco, and joined in by IBG (the “Merger Agreement”), in the form attached hereto as Exhibit “A”, Newco will merge with and into HCBI pursuant to the provisions of Chapter 10 of the Texas Business Organizations Code (the “TBOC”).

Section 1.02. Effects of the Merger. HCBI shall continue as the corporation resulting from the Merger (the “Resulting Corporation”), and the Merger shall otherwise have the effects set forth in Section 10.008 of the TBOC and as set forth in the Merger Agreement.

Section 1.03. Certificate of Formation and Bylaws. The Certificate of Formation and Bylaws of the Resulting Corporation shall be as set forth in the Merger Agreement.

Section 1.04. Directors and Officers. The directors and officers of the Resulting Corporation shall be as set forth in the Merger Agreement.

Section 1.05. Merger Consideration. At the Effective Time (as defined in Section 1.09) by virtue of this Agreement and without any further action on the part of any holder, all of the HCBI Shares outstanding at the Effective Time shall, subject to adjustment pursuant to Section 8.07, be converted into the right to receive the consideration set forth in this Section 1.05 as follows.

A. Any HCBI Shares that are owned by HCBI (other than as a fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

B. Subject to Section 1.05(C), each HCBI Share issued and outstanding immediately before the Effective Time (excluding HCBI Shares cancelled pursuant to Section 1.05(A)) shall be converted into, and shall be canceled in exchange for, the right to receive each of the following:

(1) A cash amount equal to $30.44 (the “Per Share Cash Consideration”) subject to adjustment pursuant to Section 8.07;

(2) A number of shares of IBG Stock equal to the quotient of (i) $56.52, divided by (ii) the Average Closing Price (the “Per Share Stock Consideration”). The “Average Closing Price” shall be the average, determined to one-one hundredth of one cent, of the volume weighted sale price per IBG Share on The NASDAQ Stock Market, Inc. Global Select Market System (“NASDAQ”) for ten (10) consecutive trading days ending on and including the third trading day preceding the Closing Date, as reported by Bloomberg;

(3) If the Average Closing Price is less than 90% of the Average Announcement Price, IBG may in its sole discretion elect to: (a) increase the Per Share Cash Consideration to an amount up to $43.48 (the “Increased Per Share Cash Consideration”), subject to adjustment pursuant to Section 8.07; and (b) reduce the Per Share Stock Consideration to a number of shares of IBG Stock equal to the quotient of (x) the difference between $86.96 and the Increased Per Share Cash Consideration; divided by (y) the Average Closing Price. The “Average Announcement Price” is $47.1770; and

(4) Notwithstanding anything in this Agreement to the contrary, IBG will not issue any certificates or scrip representing fractional IBG Shares otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, IBG shall pay to each former holder of HCBI Shares otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of an IBG Share which such holder would otherwise be entitled to receive pursuant to this Section 1.05.

For purposes of illustration only, calculation of the Per Share Stock Consideration pursuant to subsection (B)(2) above based on different hypothetical Average Closing Prices is set forth in Confidential Schedule 1.05.

C. Subject only to dissenter’s rights under Subchapter H of Chapter 10 of the TBOC, all HCBI Shares shall no longer be outstanding and shall be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of HCBI Shares shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 1.05.

D. If the Tangible Book Value (as defined in Section 8.07) on the fifth business day preceding the Closing Date (as defined in Section 2.01) (the “Calculation Date”) is greater than $24,000,000, then on the day prior to the Closing Date, HCBI may distribute to its shareholders an amount equal to the difference between (i) the actual amount of Tangible Book Value as of the Calculation Date, less (ii) $24,000,000. Any such distribution is referred to as the “Section 1.05(D) Distribution.”

Section 1.06. Treatment of Newco Shares. Each Newco Share (as defined in Section 4.05) issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, be converted into a like number of shares of the Resulting Corporation with the effect that the aggregate number of common shares of the Resulting Corporation outstanding after the Effective Time shall be equal to the aggregate number of Newco Shares outstanding immediately before the Effective Time, all of which shall continue to be owned by IBG. The authorized number of common shares of the Resulting Corporation shall be the same as the authorized number of Newco Shares immediately before the Effective Time.

Section 1.07. Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, HCBI Shares that are held by shareholders of HCBI who have complied with the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a “Dissenting Shareholder”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; but if that a shareholder of HCBI fails to perfect, withdraws or otherwise loses any such right or remedy granted by the Subchapter H of Chapter 10 of the TBOC, each HCBI Share held by such shareholder shall be converted into and represent only the right to receive the consideration as specified in Section 1.05.

Section 1.08. SEC Filing and Shareholder Approval.

A. IBG shall prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by IBG with the Securities and Exchange Commission (“SEC”) in connection with the issuance of the IBG Shares to the HCBI Shareholders pursuant to Section 1.05 (including the Proxy Statement for the Meeting (as defined below) and prospectus and other proxy solicitation materials of HCBI constituting a part thereof (together, the “Proxy Statement”) and all related documents). HCBI shall prepare and furnish to IBG such information relating to HCBI and its directors, officers and shareholders as may be reasonably required to comply with SEC rules and regulations in connection with the Registration Statement. IBG shall provide HCBI, and its legal, financial and accounting advisors, the right to review and provide comments upon (i) the Registration Statement in advance of such Registration Statement being filed with the SEC and (ii) on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC. IBG shall consider in good faith all comments from HCBI and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information. HCBI agrees to cooperate with IBG and IBG’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other actions in connection with the Registration Statement and the Proxy Statement. If HCBI has cooperated and promptly provided all information reasonably requested as described above, IBG shall file, or cause to be filed, the Registration Statement with the SEC on or before July 15, 2014. IBG shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. IBG also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

B. The HCBI Board shall duly call, give notice of, and cause to be held, a meeting of its shareholders (the “Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the Meeting. Specifically, the HCBI Board will present for the consideration of HCBI shareholders a proposal to approve and adopt this Agreement, the Merger, the Merger Agreement and the transactions contemplated hereby and thereby. The HCBI Board will (i) cause proper notice of the Meeting to be given to the HCBI shareholders in compliance with applicable law and regulations, (ii) distribute to the HCBI shareholders the Proxy Statement, (iii) recommend by the affirmative vote of the HCBI Board a vote in favor of approval of the proposals set forth in this Section 1.08(B), subject to Section 1.08(C), and (iv) perform such other acts as may reasonably be requested by IBG to ensure that shareholder approval of the proposals set forth in this Section 1.08(B) are obtained. HCBI shall print and commence the mailing (at its expense) of the Proxy Statement to its shareholders on or before the third business day after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing.

C. Notwithstanding the foregoing, HCBI and the Board of Directors of HCBI (the “HCBI Board”) are permitted to change its recommendation as contemplated by Section 1.08(B)(iii) (“Change in Recommendation”) if and only to the extent that:

(1) HCBI, HCB and the HCBI Representatives (as defined in Section 5.11), have complied in all material respects with Section 5.11;

(2) the HCBI Board, after consultation with its outside counsel, has determined in good faith that failure to make a Change in Recommendation would reasonably be expected to result in a violation of its fiduciary duties under applicable law; and

(3) if the HCBI Board intends to make a Change in Recommendation after HCBI has received an Acquisition Proposal, (a) the HCBI Board has concluded in good faith, after giving effect to all of the adjustments which may be offered by IBG pursuant to subclause (c) below, that such Acquisition Proposal constitutes a Superior Proposal, (b) HCBI shall notify IBG, at least five business days in advance, of its intention to make a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to IBG a written description of the material terms of the Superior Proposal and copies of such other material documents that HCBI is not required to keep confidential, and (c) before making such a Change in Recommendation, HCBI shall, and shall cause its financial and legal advisors to, during the period after HCBI’s delivery of the notice referred to in subclause (b) above, negotiate with IBG in good faith for a period of up to five business days (to the extent IBG desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

Section 1.09. Exchange Procedures.

A. On the business day before the Closing Date, IBG shall deposit or cause to be deposited in trust with Wells Fargo Bank, N.A. (the “Exchange Agent”) (i) an authorization to issue shares in book entry form representing the aggregate number of IBG Shares which the holders of HCBI Shares are entitled to receive pursuant to Section 1.05, and (ii) an amount of cash equal to the aggregate amount of cash which the holders of HCBI Shares are entitled to receive pursuant to Section 1.05 (collectively, the “Aggregate Merger Consideration”).

B. As soon as practicable after the Effective Time, with the intent to be within ten business days after the Effective Time, IBG shall cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates representing HCBI Shares (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. The form and substance of the letter of transmittal and any associated cover letter shall be mutually acceptable to IBG and HCBI before such transmittal materials are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed (the “Transmittal Materials”), the holder of such Certificate shall be entitled to receive in exchange therefor (i) an amount of cash equal to the product of (x) the Per Share Cash Consideration, or the Adjusted Per Share Cash Consideration (as defined in Section 8.07), if applicable, multiplied by (y) the number of HCBI Shares represented by the Certificate (the “Surrendered Shares”), (ii) a number of IBG Shares equal to the product of (x) the Per Share Stock Consideration, multiplied by (y) the number of Surrendered Shares, and (iii) an amount of cash as payment in lieu of the issuance of fractional IBG Shares calculated in accordance with Section 1.05(B)(3), and such Certificate shall forthwith be canceled. The consideration to be received by a shareholder of HCBI upon surrender of his Certificate is referred to as the “Merger Consideration.” Until surrendered in accordance with this Section 1.09, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Promptly after receipt of the Transmittal Materials, IBG will cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof. As soon as practicable after the Effective Time and the surrender of a Certificate to the Exchange Agent, together with properly completed and executed Transmittal Materials, with the intent to be no later than five business days after such surrender, IBG will cause the Exchange Agent to promptly deliver the Merger Consideration.

C. After the Effective Time, the share transfer ledger of HCBI shall be closed and there shall be no transfers on the share transfer books of HCBI of the HCBI Shares which were outstanding immediately before such time of filing. If, after the Effective Time, Certificates are presented to IBG, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 1.09.

D. Former shareholders of HCBI shall be entitled to vote after the Effective Time at any meeting of IBG’s shareholders the number of IBG Shares into which their shares are converted, regardless of whether such shareholders of HCBI have surrendered their Certificates in exchange therefor.

E. No dividends or other distributions declared after the Effective Time with respect to IBG Shares and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 1.09. After the surrender of a Certificate in accordance with this Section 1.09, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the IBG Shares represented by such Certificate.

F. Any portion of the Aggregate Merger Consideration (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of HCBI for six months after the Exchange Agent mails the letter of transmittal pursuant to this Section 1.09 shall be delivered to IBG upon demand, and any shareholders of HCBI who have not theretofore complied with the exchange procedures in this Section 1.09 shall look to IBG only, and not the Exchange Agent, for the payment of the Merger Consideration in respect of such shares. If outstanding Certificates for HCBI Shares are not surrendered or the payment for them is not claimed before the date on which such IBG Shares or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property or any other applicable law, become the property of IBG (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property.

G. If any IBG Shares are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to IBG) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing IBG Shares in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

H. None of IBG, HCBI, the Exchange Agent or any other person shall be liable to any former holder of HCBI Shares for any IBG Share (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

I. If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by IBG or the Exchange Agent, the posting by such person of a bond in such amount as IBG or the Exchange Agent may direct (not to exceed the amount of Merger Consideration relating to the relevant missing Certificate) as indemnity against any claim that may be made against IBG, Independent Bank, or HCBI with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 1.10. Effective Time. The “Effective Time” means the effective time of the Merger as specified in the Certificate of Merger filed with and certified by the Texas Secretary of State (“TSOS”). The Certificate of Merger shall be filed with the TSOS on the Closing Date.

Section 1.11. Subsequent Merger and Bank Merger. Immediately after the Effective Time, IBG shall cause the Subsequent Merger and the Bank Merger to be consummated.

Section 1.12. Anti-Dilution Provisions. If, between the date of this Agreement and the Effective Time, the IBG Shares are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a share dividend thereon is declared with a record date within said period, the Per Share Stock Consideration shall be adjusted accordingly; but an offering or sale of IBG Shares shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the IBG Shares.

Section 1.13. Tax Matters.

A. None of IBG, Independent Bank, Newco, HCBI or HCB has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger and the Subsequent Merger, together, from qualifying as a reorganization within the meaning of § 368 of the Code. IBG, Independent Bank, Newco, HCBI and HCB shall each use its reasonable best efforts to cause (i) the Merger and the Subsequent Merger, together, to qualify as a “reorganization” within the meaning of § 368(a) of the Code, and (ii) each of IBG and HCBI to be a party to the reorganization within the meaning of § 368(b) of the Code. Each of IBG, Independent Bank, Newco, HCBI and HCB agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Merger as a “reorganization” within the meaning of § 368(a) of the Code and in particular as a transaction described in § 368(a)(1)(A) of the Code, Treasury Regulations § 1.368-2(b)(1)(ii) and Revenue Ruling 2001-46, 2001-42 I.R.B. 321, Situation 1. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).

B. None of IBG, Independent Bank, Newco, HCBI or HCB has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Bank Merger from qualifying as a reorganization within the meaning of § 368 of the Code. IBG, Independent Bank, Newco, HCBI and HCB shall each use its reasonable best efforts to cause (i) the Bank Merger to qualify as a “reorganization” within the meaning of § 368(a) of the Code, and (ii) each of Independent Bank and HCB to be a party to the reorganization within the meaning of § 368(b) of the Code. Each of IBG, Independent Bank, Newco, HCBI and HCB agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Bank Merger as a “reorganization” within the meaning of § 368(a) of the Code and in particular as a transaction described in § 368(a)(1)(A) of the Code and Treasury Regulations § 1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).

C. IBG and Newco shall deliver to Andrews Kurth LLP and Harris Law Firm PC a “Tax Representation Letter,” dated as of the effective date of the Registration Statement and signed by an officer of IBG, containing representations of IBG and Newco, and HCBI shall deliver to Andrews Kurth LLP and Harris Law Firm PC a “Tax Representation Letter,” dated as of the effective date of the Registration Statement and signed by an officer of HCBI, containing representations of HCBI, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render its tax opinion in connection with the Registration Statement and to enable Harris Law Firm PC to render its tax opinion in connection with the Registration Statement. IBG and Newco shall deliver to Andrews Kurth LLP and Harris Law Firm PC a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of IBG, containing representations of IBG and Newco, and HCBI shall deliver to Andrews Kurth LLP and Harris

Law Firm PC a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of HCBI, containing representations of HCBI, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render the tax opinion described in Section 8.15 and to enable Harris Law Firm PC to render the tax opinion described in Section 7.12. Independent Bank shall deliver to Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Independent Bank, containing representations of Independent Bank, and HCB shall deliver to Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of HCB, containing representations of HCB, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render the tax opinions described in Section 8.15. Each of IBG, Independent Bank, Newco, HCBI and HCB shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 1.13(C).

D. A HCBI representative shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of IBG, all Tax Returns for each of HCBI and HCB for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. If required by applicable law, IBG shall, and shall cause HCBI or HCB to, authorize and direct their respective officers to execute any and all Tax Returns required to be filed by each of HCBI and HCB pursuant to this Section 1.13(D). The shareholders of HCBI and HCB shall be responsible for the amount of Taxes of HCBI and HCB shown due on such Tax Returns. All such Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of HCBI and HCB effective for fiscal year 2013, except as required by a change in applicable law.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01. Time and Place of the Closing and Closing Date. The transactions contemplated under this Agreement shall be consummated on a date mutually agreeable to IBG and HCBI that is within forty-five days after the receipt of all necessary regulatory, corporate and other approvals, and the expiration of all associated mandatory waiting periods (“Closing Date”); provided, however, that the Closing will not occur prior to October 1, 2014. On the Closing Date, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

The Closing shall take place at 10:00 a.m., local time at the offices of IBG on the Closing Date, or at such other time and place to which IBG and HCBI may agree.

Section 2.02. Actions to be Taken at the Closing by HCBI. At the Closing, HCBI shall execute and acknowledge (where appropriate) and deliver to IBG such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to IBG’s obligations to close hereunder):

A. A certificate, dated as of the Closing Date, duly executed by the Secretary of HCBI, acting solely in his capacity as an officer of HCBI, pursuant to which HCBI shall certify (i) the due adoption by the HCBI Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by the shareholders of HCBI of this Agreement, the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger; (iii) the incumbency and true signatures of those officers of HCBI duly authorized to act on its behalf in connection with the execution and delivery of this Agreement, the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of HCBI; and (iv) a true and correct list of the holders of HCBI Shares as of the Closing Date;

B. A certificate, dated as of the Closing Date, duly executed by the Chairman of HCB, acting solely in his capacity as an officer of HCB, pursuant to which HCB shall certify (i) the due adoption by the Board of Directors of HCB (the “HCB Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of a merger agreement providing for the Bank Merger (the “Bank Merger Agreement”) and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by HCBI as the sole shareholder of HCB of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (iii) the incumbency and true signatures of those officers of HCB duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of HCB; and (iv) a true and correct list of the shareholder of HCB;

C. A certificate duly executed by the President of HCBI, acting solely in his capacity as an officer of HCBI, dated as of the Closing Date, pursuant to which HCBI shall certify, that (i) all of the representations and warranties made in ARTICLE III are true and correct in all material respects on and as of the date of such certificate as if made on such date, (ii) HCBI has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement, and (iii) there has been no Material Adverse Change (as defined in Section 11.10(G)) with respect to HCBI or HCB since March 31, 2014;

D. Evidence reasonably satisfactory to IBG that, as of the Effective Time, (i) all HCBI Employee Plans (as defined in Section 3.29) required to be terminated by IBG before the Closing have been terminated in accordance with the terms of such Employee Plans, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other applicable laws and regulations and that all affected participants have been notified of such terminations and (ii) that the retention agreements set forth in Confidential Schedule 5.14 have been terminated and all obligations of HCBI and HCB have been released;

E. All consents and approvals required to be obtained by HCBI from third parties to consummate the transactions contemplated by this Agreement, including those listed on Confidential Schedule 3.09;

F. Supplemental disclosure schedules reflecting any material changes to the representations of HCBI in ARTICLE III between the date of this Agreement and the Closing Date;

G. The Releases (as defined in Section 5.17), signed by the directors and executive officers of HCBI and HCB;

H. The Support Agreements (as defined in Section 5.19) signed by the directors of HCBI and HCB;

I. Executed agreements, certificates of merger, certificates, and other documents to evidence and facilitate the Bank Merger; and

J. All other documents required to be delivered to IBG by HCBI under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the intent of this Agreement and reasonably requested by IBG or its counsel.

Section 2.03. Actions to be Taken at the Closing by IBG. At the Closing, IBG shall execute and acknowledge (where appropriate) and deliver to HCBI such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to HCBI’s obligations to close hereunder):

A. A certificate, dated as of the Closing Date, executed by the Secretary of IBG, acting solely in her capacity as an officer of IBG, pursuant to which IBG shall certify (i) the due adoption by the Board of Directors of IBG (the “IBG Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, the Merger Agreement, and of resolutions approving the Subsequent Merger pursuant to Section 10.006 of the TBOC, and the other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Subsequent Merger; and (ii) the incumbency and true signatures of those officers of IBG duly authorized to act on its behalf in connection with the execution and delivery of this Agreement, the Merger Agreement, documents to complete the Subsequent Merger (the “Subsequent Merger Documents”) and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby on behalf of IBG;

B. A certificate, dated as of the Closing Date, duly executed by the Secretary of Independent Bank, acting solely in her capacity as an officer of Independent Bank, pursuant to which Independent Bank shall certify (i) the due adoption by the Board of Directors of Independent Bank (the “Independent Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by IBG as the sole shareholder of Independent Bank of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (iii) the incumbency and true signatures of those officers of Independent Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, on behalf of Independent Bank; and (iv) a true and correct list of the shareholder of Independent Bank as of the Closing Date;

C. A certificate, dated as of the Closing Date, executed by the Secretary of Newco, acting solely in her capacity as an officer of Newco, pursuant to which Newco shall certify (i) the due adoption by the Board of Directors of Newco (the “Newco Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Merger Agreement and the other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by IBG as the sole shareholder of Newco of the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Subsequent Merger; and (iii) the incumbency and true signatures of those officers of Newco duly authorized to act on its behalf in connection with the execution and delivery of the Merger Agreement, the Subsequent Merger Documents and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby on behalf of Newco;

D. A certificate, dated as of the Closing Date, duly executed by the Chairman of the Board of IBG, acting solely in his capacity as an officer of IBG, pursuant to which IBG shall certify that (i) all of the representations and warranties made in ARTICLE IV are true and correct in all material respects on and as of the date of such certificate as if made on such date, (ii) IBG has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement and (iii) there has been no Material Adverse Change with respect to IBG or Independent Bank since March 31, 2014;

E. All consents and approvals required to be obtained by IBG from third parties to consummate the transactions contemplated by this Agreement, including those listed on Confidential Schedule 4.07;

F. Supplemental disclosure schedules reflecting any material changes to the representations of IBG in ARTICLE IV between the date of this Agreement and the Closing Date;

G. Executed agreements, certificates of merger, certificates, as applicable, and other documents to evidence and facilitate the Subsequent Merger and the Bank Merger; and

H. All other documents required to be delivered to HCBI by IBG under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by HCBI or its counsel.

Section 2.04. Further Assurances. At any time and from time to time within twelve months after the Closing, at the reasonable request of any party to this Agreement and without further consideration, any party so requested will execute and deliver such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby. If at any time after the Closing any further commercially reasonable action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such commercially reasonable actions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HCBI

HCBI hereby makes the following representations and warranties to IBG. HCBI agrees to provide to IBG at the Closing supplemental confidential disclosure schedules (the “Schedules”) reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date. The disclosure of a matter on any Schedule shall constitute disclosure for purposes of all Schedules required by this Agreement.

Section 3.01. Organization and Ownership.

A. HCBI is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. HCBI is a corporation duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas. HCBI has all requisite corporate power and authority to own HCB as now owned, and to enter into and carry out its obligations under this Agreement and the Merger Agreement. True and complete copies of the Articles of Incorporation and Bylaws of HCBI, as amended to date, have been delivered to IBG.

B. HCBI is the sole record and beneficial owner all of the issued and outstanding shares of capital stock of HCB Nevada, and HCB Nevada is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of HCB, in each case free and clear of all liens, security interests, and encumbrances of every kind or character, and no other person or entity has any equity or other interest in HCB Nevada or HCB. Neither HCBI nor HCB Nevada directly or indirectly, owns or controls any Affiliate (as defined in Section 11.10) or Subsidiary (as defined in Section 11.10), other than HCB or (in the case of HCBI) HCB Nevada. Except as set forth in Confidential Schedule 3.01(B), neither HCBI nor HCB Nevada has any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by HCBI has not been conducted through any other direct or indirect Subsidiary or Affiliate of HCBI other than HCB or (in the case of HCBI) HCB Nevada.

Section 3.02. Execution and Delivery. HCBI has full corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement, and (if the required regulatory and shareholder approvals are obtained) the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the HCBI Board. Other than approval by the requisite vote of the shareholders of HCBI, no other corporate proceedings or approvals are necessary on the part of HCBI to approve this Agreement or the Merger Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement, the Merger Agreement, and the other agreements and documents contemplated hereby and thereby, have been or at Closing will be duly executed by HCBI and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of HCBI, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.03. HCBI Capitalization. The authorized capital of HCBI consists of 1,000,000 common shares, $1.00 par value per share, of which 551,993 HCBI Shares are issued and outstanding as of the date of this Agreement. All offerings by HCBI to issue its capital have terminated. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, HCBI to purchase or otherwise acquire any security of or equity interest in HCBI, obligating HCBI to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital of any class. Except as disclosed on Confidential Schedule 3.03, there are no outstanding contractual obligations of HCBI to vote or dispose of any HCBI Shares and there are no shareholder agreements, voting trusts or similar agreements relating to the HCBI Shares except as set forth in the Bylaws of HCBI. All of the outstanding HCBI Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. The HCBI Shares have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the HCBI Shares except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

Section 3.04. HCB.

A. HCB is a national banking association, duly organized and validly existing under the laws of the United States, and in good standing under the laws of the State of Texas. HCB has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of HCB, as amended to date, have been delivered to IBG. HCB is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the “FDIA”). The nature of the business of HCB does not require it to be qualified to do business in any jurisdiction other than the State of Texas. HCB has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by HCB has not been conducted through any other direct or indirect Subsidiary or Affiliate of HCB.

B. The authorized capital stock of HCB consists of 120,000 shares of common stock, $10.00 par value per share, of which 108,800 shares are issued and outstanding as of the date of this Agreement. HCBI is in possession of all certificates evidencing all of the shares of capital stock of HCB. All of the outstanding shares of capital stock or other securities evidencing ownership of HCB are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of HCB, except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement on such capital stock have been paid. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating HCB to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of HCB. There are no outstanding contractual obligations of HCBI to vote or dispose of any shares of capital stock of HCB. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of HCB.

Section 3.05. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by HCBI or HCB with any of the terms or provisions hereof (if the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of HCBI or HCB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HCBI or HCB or any of their Properties (as defined in Section 11.10) or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien upon any of the respective Properties or assets of HCBI or HCB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement, contract or other instrument or obligation to which HCBI or HCB is a party, or by which HCBI or HCB or any of their respective Properties, assets or business activities may be bound or subject.

Section 3.06. Compliance with Laws, Permits and Instruments. HCBI and HCB, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. HCBI and HCB are in compliance with all applicable laws, statutes, orders, rules, regulations and policies of any Government Authority (as defined in Section 11.10), except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change.

Section 3.07. Financial Statements.

A. HCBI has made available to IBG copies of the unaudited financial statements of HCBI as of and for the years ended December 31, 2013 and December 31, 2012 (the “HCBI Financial Statements”), audited financial statements for HCB as of and for the years ended December 31, 2013 and December 31, 2012 (the “HCB Financial Statements”), and HCBI’s FR Y-6, FR Y-9C and FR Y–9LP reports filed during 2014 and 2013 (together, the “HCBI Regulatory Reports”). The HCBI Financial Statements and the HCB Financial Statements (including, any related notes), were prepared in accordance with generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements) and fairly present, in all material respects, the financial position of HCBI at the dates and for the periods indicated therein. Each of the HCBI Regulatory Reports fairly presents, in all material respects, the financial position of HCBI and the result of its operations at the date and for the periods indicated in conformity with the instructions for the preparation of HCBI Regulatory Reports as promulgated by applicable regulatory authorities.

B. HCBI has made available to IBG true and complete copies of the Reports of Condition and Income for HCB filed during 2014 and 2013 (“HCB Call Reports”). Each of the HCB Call Reports fairly presents, in all material respects, the financial position of HCB and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of HCB Call Reports as promulgated by applicable regulatory authorities. The HCB Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business. HCB has calculated its allowance for loan losses in accordance with GAAP and, to the extent applicable, regulatory accounting principles (“RAP”) as applied to national banking associations and in accordance with all applicable rules and regulations. To the Best Knowledge (as defined in Section 11.10) of HCBI, the allowance for loan losses account for HCB is, and as of the Closing Date shall be, adequate in all material respects to provide for all losses on loans and other real estate owned by HCB.

Section 3.08. Litigation. Except as disclosed in Confidential Schedule 3.08, neither HCBI nor HCB is a party to any, and there are no pending or, to the Best Knowledge (as defined in Section 11.10) of HCBI, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against HCBI or HCB which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of HCBI, is there any reasonable basis for any proceeding, claim or action against HCBI or HCB that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon HCBI or HCB or the assets or Property of HCBI or HCB that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 3.09. Consents and Approvals. The HCBI Board (at a meeting duly called and held) has resolved or will resolve to (i) call a special meeting of shareholders for the purpose of approving and adopting the Merger and this Agreement, and (ii) recommend to the HCBI shareholders the approval and adoption of the Merger and this Agreement. No approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of HCBI in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by HCBI of the transactions contemplated hereby or thereby.

Section 3.10. Undisclosed Liabilities. HCBI and HCB have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the HCBI Financial Statements or the HCB Call Reports, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since March 31, 2014, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Confidential Schedule 3.10.

Section 3.11. Title to Tangible Assets. True and complete copies of all existing deeds, leases and title insurance policies for all Properties and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which each such Property is subject have been made available to IBG. HCBI and HCB have good and indefeasible title to, or valid leasehold interest in, all of their respective tangible assets and Properties including all material personal properties reflected in the HCBI Financial Statements and the HCB Call Reports or acquired thereafter, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (A) as described in Confidential Schedule 3.11, (B) as reflected in the HCBI Financial Statements or the HCB Call Reports, (C) statutory liens not yet delinquent, (D) consensual landlord liens, (E) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (F) pledges of assets in the ordinary course of business to secure public funds deposits, and (G) those assets and Properties disposed of for fair value in the ordinary course of business since March 31, 2014.

Section 3.12. Absence of Certain Changes or Events. Except as disclosed on Confidential Schedule 3.12, since March 31, 2014, each of HCBI and HCB has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and materially consistent with past practices:

A. Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken, federal funds purchased, and current liabilities for trade or business obligations), none of which, individually or in the aggregate, result in a Material Adverse Change;

B. Discharged or satisfied any lien or paid any obligation or liability, whether absolute or contingent, due or to become due in an amount greater than $25,000 in the aggregate;

C. Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital or other securities;

D. Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

E. Acquired any capital or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

F. Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its Property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and Properties disposed of for fair value since March 31, 2014;

G. Sold, transferred, leased to others or otherwise disposed of any material amount of its assets (except for assets disposed of for fair value in the ordinary course of business) or canceled or compromised any debt or claim, or waived or released any right or claim, of material value;

H. Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of, any contract, lease or other agreement, or suffered any damage, destruction or loss, which, individually or in the aggregate, would constitute a Material Adverse Change;

I. Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right (as defined in Section 3.17) or modified any existing material rights with respect thereto;

J. Except for routine salary increases made in the ordinary course of business and materially consistent with past practices or as contemplated by this Agreement, made any material change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated (except as expressly provided herein) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by HCBI or HCB for the benefit of their respective directors, employees or former employees;

K. Made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

L. Instituted, had instituted against it, settled or agreed to settle, any litigation, action or proceeding before any Governmental Authority other than routine collection suits instituted by Governmental Authorities to collect amounts owed or suits in which the amount in controversy is less than $25,000;

M. Suffered any change, event or condition that, individually or in the aggregate, has caused or would reasonably be anticipated to result in a Material Adverse Change, or any Material Adverse Change in earnings or costs or relations with its employees, agents, depositors, loan customers, correspondent banks, or suppliers;

N. Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment involving a financial commitment over the term of the contract or commitment in excess of $25,000, other than commitments to extend credit made in the ordinary course of business and materially consistent with past practices;

O. Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any third person, firm or corporation other than in the ordinary course of business and materially consistent with past practices;

P. Sold, or knowingly disposed of, or otherwise divested of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

Q. Made any, or acquiesced with any, change in any accounting methods, principles or material practices, except as required by GAAP or RAP;

R. Sold (but payment at maturity or prepayment is not deemed a sale) Investment Securities (as defined in Section 11.10) or purchased Investment Securities, other than U.S. Treasury securities with a maturity of two years or less;

S. Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000;

T. Amended or made any change in its articles of incorporation, articles of association, or bylaws, or

U. Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A through T above.

Section 3.13. Leases, Contracts and Agreements. Confidential Schedule 3.13 sets forth an accurate and complete description of all contracts, leases, subleases, licenses, and agreements to which HCBI or HCB is a party or by which HCBI or HCB is bound (A) that obligate or would reasonably be expected to obligate HCBI or HCB for an amount in excess of $50,000 over the entire term of any such agreement or (B) that are related or of a similar nature and that in the aggregate obligate or would reasonably be expected to obligate HCBI or HCB for an amount in excess of $50,000 over the entire term of such related contracts (collectively, the “Contracts”). HCBI has delivered or made available to IBG true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall do not include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by HCB, but do include unfunded loan commitments and letters of credit issued by HCB where the borrowers’ total direct and indirect indebtedness to HCB is in excess of $100,000. No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of HCB. HCBI and HCB have not received any written notice of material default under or material noncompliance with any Contract. For each lease in which HCBI or HCB is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any lessee-granted security interests, claims, liens (including tax liens), forfeitures, mortgages, pledges, penalties, encumbrances, assignments or charges whatsoever except as established by the lease or applicable law. HCBI and HCB enjoy peaceful and undisturbed possession under all leases under which they are currently operating.

Section 3.14. Taxes and Tax Returns.

A. HCBI and HCB have duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, HCBI and HCB have no material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

B. There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon HCBI or HCB, nor has HCBI or HCB given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

C. Proper and accurate amounts, if required, have been withheld by HCBI and HCB from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.

D. Except as set forth in Confidential Schedule 3.14, since December 31, 2010, the federal income tax returns of HCBI and HCB have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of HCBI, threatened.

E. Neither HCBI nor HCB has entered into any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement or any current or potential contractual obligation to indemnify any other person with respect to taxes that will require any payment by HCBI or HCB after the date of this Agreement.

F. The terms “tax” and “taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, provided that in the case of HCBI and HCB, the terms “tax” and “taxes” shall not include federal income tax, due to the status of HCBI and HCB as an S corporation and a qualified Subchapter S subsidiary, respectively. Additionally, the terms “tax return” and “tax returns” means any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto and including any amendment thereof.

G. HCBI has delivered or made available to IBG correct and complete copies of all federal income tax returns filed by HCBI with the Internal Revenue Service (“IRS”), examination reports, and statements of deficiencies assessed against or agreed to by HCBI and HCB, if any, since with respect to any taxable period beginning on or after December 31, 2009.

H. Confidential Schedule 3.14 sets forth an accurate and complete description as to the United States federal net operating and capital loss carryforwards for HCBI and HCB (including the year such net operating or capital loss was generated and any limitations of such net operating or capital loss carryforwards under Code § § 382, 383 or 384 or the Treasury Regulations, excluding any such limitations arising from the transactions contemplated under this Agreement) as of December 31, 2012.

I. Effective as of January 1, 1997 (the “S Election Date”), HCBI made a valid election to be taxed, for federal income tax purposes, as a Subchapter S corporation and that election is in effect as of the date of this Agreement. Effective on the S Election Date, HCBI made a valid election for HCB to be taxed, for federal income tax purposes, as a qualified Subchapter S subsidiary (a “QSSS”), and each such election is in effect as of the date of this Agreement. Neither HCBI nor HCB have taken any action that would cause HCBI to cease being an S corporation or cause HCB to cease being a QSSS before the Closing Date. HCBI and HCB are not currently and will not at any time before the Closing Date be liable for any tax under Code §1374.

J. Except as set forth in Confidential Schedule 3.14, for any tax year of HCBI beginning on or after the S Election Date, no audit by the IRS has commenced or been completed pursuant to Code §§6241 through 6245 regarding Subchapter S items, and no agreement, consent or waiver to extend the statute of limitations of Subchapter S items of HCBI has been given. To HCBI’s Best Knowledge, for any tax year of HCBI beginning after the S Election Date, each HCBI shareholder’s treatment of Subchapter S items with respect to HCBI is consistent with the manner in which HCBI has filed its tax returns, and no audit by the IRS of any HCBI shareholder has occurred except as set forth in Confidential Schedule 3.14.

K. Since the S Election Date, HCBI has not been required to include in income any material adjustment pursuant to Code §481 by reason of a voluntary change in accounting method initiated by HCBI, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by HCBI). No dividend or other distribution declared or paid by HCBI since the S Election Date has exceeded the portion of HCBI’s “accumulated adjustments account” (within the meaning of Treasury Regulation § 1.1368-2) properly allocated to such distribution in accordance with that regulation, and no dividend or distribution declared or paid by HCBI before the Effective Time will exceed the portion of HCBI’s accumulated adjustments account properly allocated to such distribution in accordance with that regulation.

Section 3.15. Insurance. Confidential Schedule 3.15 contains a complete list and brief description of all policies of insurance, including fidelity and bond insurance, maintained as of the date of this Agreement by HCBI and HCB. All such policies (A) are sufficient for compliance by HCBI and HCB, in all material respects, with all requirements of applicable law and all agreements to which HCBI and HCB are parties, (B) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), and (C) are presently in full force and effect, and, except as set forth in Confidential Schedule 3.15, no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither HCBI nor HCB is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Each material Property of HCBI and HCB is insured for the benefit of HCBI and HCB in amounts deemed adequate by HCBI’s and HCB’s respective management against risks customarily insured against. Except as set forth in Confidential Schedule 3.15, there have been no claims under any fidelity bonds of HCBI and HCB since March 31, 2012 and to the Best Knowledge of HCBI, there are no facts that would reasonably be expected to form the basis of a claim under such bonds.

Section 3.16. No Material Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE III and the Confidential Schedules hereto, there has not been any Material Adverse Change with respect to HCBI or HCB since March 31, 2014, nor to the Best Knowledge of HCBI, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to HCBI or HCB.

Section 3.17. Proprietary Rights. HCBI and HCB do not require the use of any material patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of HCBI and HCB that are not owned, held or licensed by HCBI or HCB. HCBI and HCB have not received within the past three years any written notice of infringement of or conflict with the rights of others with respect to the use by HCBI or HCB of Proprietary Rights. There is no claim or action by any such person pending or, to the Best Knowledge of HCBI, threatened, with respect thereto.

Section 3.18. Transactions with Certain Persons and Entities. Except as set forth in Confidential Schedule 3.18, neither HCBI nor HCB owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to, any of the present or former directors or officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of HCBI or HCB, and none of such persons owes any amount to HCBI or HCB. There are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among HCBI, whether on its own behalf or in its capacity as trustee or custodian for the funds of any Employee Plan, and any of its Affiliates (as defined in Section 11.10).

Section 3.19. Evidences of Indebtedness. All evidences of indebtedness and leases that are reflected as assets of HCBI and HCB are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies), and are not subject to any asserted or, to the Best Knowledge of HCBI, threatened, defenses, offsets or counterclaims that may reasonably be asserted against HCBI, HCB or the present holder thereof. The credit and collateral files of HCB contain all material information (excluding general, local or national industry, economic or similar conditions) actually known to HCBI or HCB that is required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of HCB (including loans that will be outstanding if HCB advances funds it is obligated to advance), except for items identified on HCB’s internal exception list which has been made available to IBG. All loans classified substandard, doubtful, loss, nonperforming or problem loans internally by management of HCB or any applicable Regulatory Agency (as defined in Section 11.10) are set forth on HCB’s watch list, which is set forth in Confidential Schedule 3.19. Notwithstanding anything to the contrary contained in this Section, no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of HCB.

Section 3.20. Employee Relationships. Each of HCBI and HCB has complied in all material respects with all applicable material laws relating to its relationships with its employees, and HCBI believes that the relationship between HCB and its employees is good. To the Best Knowledge of HCBI, no key executive officer or manager of any of the operations of HCB or any group of employees of HCB has or have any present plans to terminate their respective employment with HCB. Confidential Schedule 3.20 also contains a list of all employees of HCB and their respective annual compensation.

Section 3.21. Condition of Assets. All tangible assets used by HCBI and HCB are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable ordinances, regulations, zoning and other laws, whether federal, state or local. None of HCB’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.

Section 3.22. Environmental Compliance. Except as set forth in Confidential Schedule 3.22:

A. HCBI and HCB and all of their Properties and operations are in material compliance with all applicable Environmental Laws (as defined in Section 11.10). HCBI has not received any written notice of any past, present, or future conditions, events, activities, practices or incidents that would reasonably be expected to materially interfere with or prevent the compliance of HCBI and HCB with all applicable Environmental Laws.

B. HCBI and HCB have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.

C. No Hazardous Materials (as defined in Section 11.10) exist on, about or within any of the Properties, nor, to the Best Knowledge of HCBI, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties, except as would not be expected to have or cause a Material Adverse Change. The use that HCBI and HCB make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties, except as would not be expected to have or cause a Material Adverse Change.

D. There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of HCBI, threatened, against HCBI or HCB relating in any way to any Environmental Law. HCB has no liability for remedial action under any Environmental Law. HCBI and HCB have not received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has HCBI or HCB received any written notice from any Governmental Authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any person or Governmental Authority informing HCBI or HCB that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).

Section 3.23. Regulatory Compliance.

A. Neither HCBI nor HCB is now nor has been, since March 31, 2012, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”). There are no pending or, to the Best Knowledge of HCBI, threatened investigations by any Regulatory Agency that would reasonably result in a Regulatory Agreement with respect to HCBI or HCB.

B. All reports, records, registrations, statements, notices and other documents or information required to be filed by HCBI and HCB with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of HCBI, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

Section 3.24. Absence of Certain Business Practices. Neither HCBI nor HCB nor any of their respective officers, employees or agents, nor any other person acting on their behalf, has, directly or indirectly, since March 31, 2012, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of HCBI or HCB (or assist HCBI or HCB in connection with any actual or proposed transaction) that (A) may reasonably be expected to subject HCBI or HCB to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, may reasonably have resulted in a Material Adverse Change or (C) if not continued in the future may reasonably be expected to result in a Material Adverse Change or may reasonably be expected to subject HCBI or HCB to suit or penalty in any private or governmental litigation or proceeding.

Section 3.25. Books and Records. The minute books, stock certificate books and stock transfer ledgers of HCBI and HCB have been kept accurately in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of HCBI and HCB that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.26. Forms of Instruments, Etc. HCBI has made and will make available to IBG copies of all of HCB’s standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of its business.

Section 3.27. Fiduciary Responsibilities. Each of HCBI and HCB has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change.

Section 3.28. Guaranties. Except in the ordinary course of business, according to past business practices and in material compliance with applicable law, HCBI or HCB have not guaranteed the obligations or liabilities of any other person, firm or corporation.

Section 3.29. Employee Benefit Plans.

A. Set forth on Confidential Schedule 3.29 is a complete and correct list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, retention, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (a) is currently maintained or contributed to by HCBI or HCB, or with respect to which HCBI or HCB has any liability, and (b) provides benefits to any officer, employee, service provider, former officer or former employee of HCBI or HCB, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the “Employee Plans” and each individually an “Employee Plan”).

B. No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA. HCBI has delivered or made available to IBG true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”), any contracts with independent contractors (including actuaries and investment managers) that relate to any Employee Plan, the Form 5500 filed with the IRS in each of the three (3) most recent plan years with respect to each Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto, as reasonably requested by IBG. There have been no prohibited transactions (described under ERISA § 406 or Code § 4975(c)), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans and related Funding Arrangements that would reasonably be expected to subject IBG, Independent Bank, HCBI or HCB to any material taxes, penalties or other liabilities. Each Employee Plan that is represented to be qualified under Code § 401(a) has a current favorable determination or opinion letter, and does not have any amendments for which the remedial amendment period under Code § 401(b) has expired. All reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Employee Plan have been timely and completely filed or distributed. Each Employee Plan has been operated in material compliance with applicable law or in accordance with its terms. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the Best Knowledge of HCBI, none are threatened. No written or, to the Best Knowledge of HCBI, oral representations have been made by HCBI or HCB to any employee or former employee of HCBI or HCB promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment (except to the extent of coverage required under Code § 4980B or applicable state law). Compliance with FAS 106 will not create any material change to the HCBI Financial Statements or the HCB Call Reports. Except to the extent that the payment would constitute an “excess parachute payment” under Code § 280G, there are no contracts or arrangements providing for payments that will be nondeductible or subject to excise tax under Code § § 4999 or 280G, nor will IBG or Independent Bank be required to “gross up” or otherwise compensate any person because of the limits contained in such Code sections. There are no surrender charges, penalties, or other costs or fees that would reasonably be expected to be imposed by any person against HCBI, HCB, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

C. With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past, by any trade or business with which HCBI or HCB is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“Controlled Group Plans”):

(i) All Controlled Group Plans which are “group health plans” (as defined in the Code and ERISA) have been operated before the Closing such that failures to operate such group health plans in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Code § § 4980B and 4980D would not reasonably be expected to subject HCBI or HCB to liability;

(ii) There is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA), nor has there been a Controlled Group Plan that is a defined benefit plan in the last five (5) calendar years; and

(iii) There is no Controlled Group Plan that is a “multiple employer plan” or “multi-employer plan” (as either such term is defined in ERISA), nor has there been a Controlled Group Plan that is either a multiple employer plan or multi-employer plan since 2007.

D. All Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no material changes in the information set forth therein.

E. All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each Employee Plan.

Section 3.30. No Excess Parachute Payments. No amount, whether in cash or property or vesting of property, that will be received by or benefit provided to, any officer, director or employee of HCBI, HCB or any of their respective Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation § 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect will be an “excess parachute payment” (as such term is defined in Code § 280G(b)(1)) solely as a result of the transactions contemplated by this Agreement; and no such person is entitled to receive any additional payment from HCBI, HCB, or IBG if that the excise tax of Code § 4999(a) is imposed on such person.

Section 3.31. Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. HCB is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. HCB has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, HCB has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. HCB has timely filed all Suspicious Activity

Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 3.32. Data Processing Agreements. HCB obtains its data processing services, ATM, and other information technology services exclusively through the contracts or agreements with the persons or entities described on Confidential Schedule 3.32 (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect as of the date hereof, has been provided to IBG. Other than the DP Contracts, HCBI has no agreement with any other person or entity for data processing, ATM or other technology services.

Section 3.33. Dissenting Shareholders. To the Best Knowledge of HCBI, there is no plan or intention on the part of any shareholders of HCBI to exercise their appraisal rights in the manner provided by applicable law.

Section 3.34. Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. HCB is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Since December 31, 2010, HCBI has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of HCB there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

Section 3.35. Usury Laws and Other Consumer Compliance Laws. All loans of HCB have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including the Texas usury statutes as currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the Board of Governors of the Federal Reserve System (“FRB”), the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. Art. 5062-2.01, et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such loan was made by HCB in the ordinary course of its lending business.

Section 3.36. Zoning and Related Laws. All real property owned or operated by HCB and the use thereof is in compliance with all applicable laws, ordinances, regulations, orders or requirements, including building, zoning and other laws, except where the failure, whether individually or in the aggregate, to be so in compliance would not reasonably be expected to cause a Material Adverse Change.

Section 3.37. Business Combination. This Agreement and the transactions contemplated hereby are exempt from the requirements of Subchapter M of Chapter 21 of the TBOC and any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

Section 3.38. Representations Not Misleading. No representation or warranty by HCBI and HCB contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of HCBI, all written statements, exhibits, schedules, and other documents furnished to IBG by HCBI or HCB as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IBG

IBG hereby makes the following representations and warranties to HCBI. IBG agrees to provide to HCBI at the Closing supplemental disclosure schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date.

Section 4.01. Organization. IBG is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. IBG is a corporation duly organized, validly existing and in good standing under the laws, rules and regulations of the State of Texas. IBG has all requisite corporate power and authority to own Independent Bank as now owned and to enter into and carry out its obligations under this Agreement, the Merger Agreement and the Subsequent Merger Documents. True and complete copies of the Amended and Restated Certificate of Formation and Bylaws of IBG, as amended to date, have been made available to HCBI. IBG is the sole beneficial and record owner of all of the issued and outstanding shares of capital stock of Independent Bank, free and clear of all liens, security interests, and encumbrances of any kind or character, and no other person or entity has any equity or other ownership interest in Independent Bank.

Section 4.02. Execution and Delivery. IBG has full corporate power and authority to execute and deliver this Agreement, the Merger Agreement and the Subsequent Merger Documents, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Merger Agreement and the Subsequent Merger Documents and (if the required regulatory approvals are obtained) the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the IBG Board. Except for the written consent of IBG as the sole shareholder of Newco, no other corporate proceedings on the part of IBG are necessary to approve this Agreement, the Merger Agreement or the Subsequent Merger, and to consummate the transactions contemplated hereby and thereby. This Agreement, the Merger Agreement, the Subsequent Merger Documents, and the other agreements and documents contemplated hereby and thereby have been, or at Closing will be, duly and validly executed and delivered to HCBI, and each constitutes or at Closing will constitute a valid and binding obligation of IBG, enforceable against IBG in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.03. IBG Capitalization. The authorized capital of IBG consists of 100,000,000 common shares, $0.01 par value per share, of which 16,369,321 shares are outstanding as of the date of this Agreement and 10,000,000 preferred shares, $0.01 per share, of which 23,938.35 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A were issued or outstanding as of the date of this Agreement. All of such issued shares are validly issued, fully paid and nonassessable. Except as set forth in Confidential Schedule 4.03, there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, IBG to purchase or otherwise acquire any security of or equity interest in IBG, obligating IBG to issue any shares of, restricting the transfer of, or otherwise relating to shares of its capital of any class except as set forth in Confidential Schedule 4.03. There are no outstanding contractual obligations of IBG to vote or dispose of any IBG Shares. There are no shareholder agreements, voting trusts or similar agreements relating to the IBG Shares. All of the issued and outstanding IBG Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. All of the IBG Shares have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the IBG Shares except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

Section 4.04. Independent Bank.

A. Independent Bank is a Texas banking association, duly organized, validly existing and in good standing under the laws of the State of Texas and the United States. Independent Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Amended and Restated Certificate of Formation and Bylaws of Independent Bank, as amended to date, have been delivered to HCBI. Independent Bank is an insured bank as defined in the FDIA. The nature of the business of Independent Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as set forth in Confidential Schedule 4.04(A), Independent Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Independent Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Independent Bank.

B. The authorized capital stock of Independent Bank consists of 2,000,000 shares of common stock, $1.00 par value per share, of which 985,930 shares are issued and outstanding as of the date of this Agreement. IBG is in possession of all certificates evidencing all of the shares of capital stock of Independent Bank. All of the outstanding shares of capital stock or other securities evidencing ownership of Independent Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Independent Bank, except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement on such capital stock have been paid. There are no

(A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Independent Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Independent Bank. There are no outstanding contractual obligations of Independent Bank to vote or dispose of any shares of capital stock of Independent Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of Independent Bank.

Section 4.05. Authorized and Outstanding Shares of Newco. The authorized capital of Newco will consist of 1,000 common shares, $1.00 par value per share (the “Newco Shares”). On the date the Merger Agreement is executed and delivered and on the Closing Date, 1,000 Newco Shares will be issued and outstanding.

Section 4.06. Compliance with Laws, Permits and Instruments. IBG, Independent Bank and Newco, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. IBG and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them except where the failure, whether individually or in the aggregate to be so in compliance is not reasonably expected to cause a Material Adverse Change. IBG is in material compliance with all applicable listing and corporate governance rules of the NASDAQ.

Section 4.07. Consents and Approvals. Except for regulatory and other approvals as disclosed in Confidential Schedule 4.07, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of IBG in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, including the Merger Agreement or the consummation by IBG of the transactions contemplated hereby or thereby.

Section 4.08. Regulatory Approval; Call Reports. IBG is “well capitalized” as defined by federal regulations as of the date hereof. Independent Bank has a Community Reinvestment Act rating of “satisfactory”. Neither IBG nor Independent Bank is subject to any Regulatory Agreement, nor is IBG aware of any circumstance or event that would reasonably result in a Regulatory Agreement with respect to IBG or Independent Bank. IBG reasonably believes that it will be able to obtain all requisite regulatory approvals necessary to consummate the Merger. All reports, records, registrations, statements, notices and other documents or information required to be filed by IBG and Independent Bank with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of IBG, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. IBG has made available to HCBI true and complete copies of the Reports of Condition and Income for Independent Bank filed during 2014 and 2013 (“Independent Bank Call Reports”). Each of the Independent Bank Call Reports fairly presents, in all material respects, the financial position of Independent Bank and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of Independent Bank Call Reports as promulgated by applicable regulatory authorities.

Section 4.09. Undisclosed Liabilities. IBG and Independent Bank have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the IBG SEC Reports (as defined in Section 4.12) or the Independent Bank Call Reports, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since March 31, 2014, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Confidential Schedule 4.09.

Section 4.10. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by IBG or Independent Bank with any of the terms or provisions hereof or thereof (if the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of IBG or Independent Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IBG or Independent Bank or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien upon any of the respective properties or assets of IBG, or Independent Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which IBG or Independent Bank is a party, or by which IBG or Independent Bank or any of their respective properties, assets or business activities, may be bound or subject.

Section 4.11. Litigation. Except as disclosed in Confidential Schedule 4.11, neither IBG nor Independent Bank are parties to any, and there are no pending or, to the Best Knowledge of IBG, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IBG or Independent Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of IBG, is there any basis for any proceeding, claim or any action against IBG or Independent Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon IBG or Independent Bank or the assets or properties of IBG or Independent Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 4.12. SEC Filings; Financial Statements; Internal Controls.

A. IBG has timely filed and made available to HCBI all documents required to be filed by IBG since April 1, 2013 (the “IBG SEC Reports”). Except as set forth in Confidential Schedule 4.12, the IBG SEC Reports, including any IBG SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) (A) complied in all material respects with the applicable requirements of the U.S. federal securities laws and other applicable laws, statutes, rules and regulations, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such IBG SEC Reports or necessary in order to make the statements in such IBG SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the IBG SEC Reports. To the Best Knowledge of IBG, none of the IBG SEC Reports is the subject of ongoing SEC review or investigation.

B. Each of the IBG financial statements (including, in each case, any related notes) contained in the IBG SEC Reports, including any IBG SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of IBG and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

C. IBG has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that IBG should modify its accounting in future periods.

D. Since December 31, 2012, none of IBG nor any of its Subsidiaries, nor, to IBG’s Best Knowledge any director, officer or employee of IBG or any of its Subsidiaries or any auditor, accountant or representative of IBG or any of its Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of IBG or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that IBG or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing IBG or any of its Subsidiaries, whether or not employed by IBG or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by IBG, any of its Subsidiaries or any of their officers, directors, employees or agents to IBG’s or any of its Subsidiaries’ board of directors or any committee thereof or to any director or officer of IBG or any of its Subsidiaries. Since December 31, 2012, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, individuals performing similar functions, IBG’s or any of its Subsidiaries’ board of directors or any committee thereof.

E. There are no outstanding loans made by IBG or any of its Subsidiaries to any executive officer or director of IBG, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

Section 4.13. Taxes and Tax Returns.

A. IBG and its Subsidiaries have duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, IBG and its Subsidiaries have no material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

B. There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon IBG or any of its Subsidiaries, nor has IBG or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

C. Proper and accurate amounts, if required, have been withheld by IBG and its Subsidiaries from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.

D. Since December 31, 2010, the federal income tax returns of IBG and its Subsidiaries have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of IBG, threatened.

E. Except as set forth in Confidential Schedule 4.13, neither IBG nor any of its Subsidiaries has entered into any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement or any current or potential contractual obligation to indemnify any other person with respect to taxes that will require any payment by IBG or any of its Subsidiaries after the date of this Agreement.

F. IBG has delivered or made available to HCBI correct and complete copies of all material, U.S. federal income tax returns filed by IBG with the IRS, examination reports and statements of deficiency assessed against or agreed to by IBG and Independent Bank, if any, in each case with respect to any taxable period beginning on or after December 31, 2010.

Section 4.14. Compensation and Benefit Plans. The employee pension benefit plans and welfare plans that are sponsored, maintained or contributed to by IBG or its Subsidiaries have all been operated in all material respects in compliance with ERISA, the Code and any other applicable laws. Neither IBG nor any of its Subsidiaries has any material liability for any unfunded benefit liabilities, whether or not waived, under such plans. Neither IBG nor any of its Subsidiaries contributes or has within the last 6 years contributed to any multiemployer plan.

Section 4.15. Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Independent Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot

Act, and all regulations promulgated thereunder. Independent Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Independent Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Independent Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 4.16. No Material Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE IV and the Confidential Schedules hereto, there has not been any Material Adverse Change with respect to IBG or Independent Bank since March 31, 2014, nor to the Best Knowledge of IBG, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to IBG or Independent Bank.

Section 4.17. Financing. IBG has, or at the Closing will have, sufficient cash on hand which is uncommitted as to any other use, or a credit facility with sufficient availability, to pay the Aggregate Cash Consideration.

Section 4.18. Representations Not Misleading. No representation or warranty by IBG contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of IBG, all written statements, exhibits, schedules, and other documents furnished to HCB by IBG or Independent Bank as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE V

COVENANTS OF HCBI

HCBI covenants and agrees with IBG as follows:

Section 5.01. Commercially Reasonable Efforts. HCBI will use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 5.02. Information for Regulatory Applications and Registration Statement.

A. HCBI shall use its commercially reasonable efforts to promptly furnish IBG with all information concerning HCBI that is required for inclusion in any application, statement or document to be made or filed by IBG with any federal or Texas regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. HCBI shall have the right to review in advance, and to the extent practicable consult with IBG, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any federal or Texas regulatory or Governmental Authority supervisory authority in connection with the transactions contemplated by this Agreement, but IBG shall not be required to provide

HCBI with confidential portions of any filing with a federal or Texas regulatory or Governmental Authority. In exercising the foregoing right, HCBI agrees to act reasonably and as promptly as practicable.

B. HCBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the Meeting, and (iii) any other filings made under applicable federal or Texas banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. HCBI further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform IBG thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

Section 5.03. Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, HCBI shall and shall cause HCB to:

A. Maintain its corporate existence in good standing;

B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C. Extend credit only in accordance with existing lending policies and practices;

D. Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

E. Use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, Properties and business;

F. Maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

G. Comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to its Properties and operations, the non-compliance with which would reasonably be expected to cause a Material Adverse Change;

H. Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

I. Withhold from each payment made to each of its employees the amount of all taxes (including federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

J. Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

K. Account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) specifically without limitation (i) maintaining the allowance for loan and lease losses account for HCB of at least $2,091,000; and (ii) paying or accruing for by the Closing Date all liabilities, obligations, costs, and expenses owed or incurred by HCBI or HCB on or before the Closing Date;

L. Perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith dispute;

M. Maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

N. Timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings.

Section 5.04. Negative Covenants. From the date of this Agreement through the Closing, without the prior written consent of IBG, HCBI shall not and HCBI shall cause HCB to not:

A. Introduce any new material method of management or operation;

B. Intentionally take any action that would reasonably be expected to result in a Material Adverse Change;

C. Take or fail to take any action that could reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at the time of the Closing or preclude HCBI from making such representations and warranties (as modified by the supplemental Confidential Schedules) at the time of the Closing;

D. Declare, set aside or pay any dividend or other distribution with respect to its capital, except that (i) HCB may pay dividends to HCBI, (ii) HCBI may pay a dividend of

$.50 per share to holders of its Common Stock on July 15, 2014, (iii) HCBI may pay a dividend of $.50 per share to holders of its Common Stock on October 15, 2014 if the Closing Date is not on or prior to that date, and (iv) HCBI may pay the Section 1.05(D) Distribution;

E. Enter into, alter, amend, renew or extend any material contract or commitment which would result in an obligation of HCBI or HCB to make payments in excess of $25,000, except for loans and extensions of credit in the ordinary course of business which are subject to the provisions of Sections 5.04(Y) and 5.04(Z);

F. Mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its Properties, business or assets, tangible or intangible except in the ordinary course of business and consistent with past practices;

G. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the date of this Agreement;

H. Incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement or any of the agreements or documents contemplated hereby;

I. Discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices, except for obligations under the retention agreements set forth in Confidential Schedule 5.14 that are payable on or before the Closing;

J. Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the date of this Agreement;

K. Amend or otherwise change its articles of association, charter, or bylaws;

L. Sell, transfer, lease to others or otherwise dispose of any material amount of its assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices; but any such transaction involving amounts in excess of $100,000 shall be deemed to not be in the ordinary course of business;

M. Enter into any material transaction other than in the ordinary course of business;

N. Except in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third person, firm or corporation;

O. Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P. Except for salary increases in the ordinary course of business and consistent with past practices of HCBI or HCB, make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree to or orally promise to pay, conditionally or otherwise, any bonus or extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers or employees, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than termination of the Employee Benefit Plans contemplated by this Agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

Q. Engage in any transaction with any Affiliate except in the ordinary course of business and consistent with past practices;

R. Acquire any capital or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

S. Except as contemplated by this Agreement, terminate, cancel or surrender any contract, lease or other agreement or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change;

T. Dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;

U. Make any capital expenditures, capital additions or betterments in excess of an aggregate of $25,000;

V. Hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;

W. Make any, or acquiesce with any, change in accounting methods, principles or material practices, except as required by GAAP or RAP, including without limitation making any “reverse provision for loan losses” or other similar entry or accounting method that would reduce the allowance for loan and lease losses of HCB;

X. Pay a rate on deposits at HCB materially higher than is consistent with the ordinary course of business and consistent with past practices;

Y. Make any new loan to a single borrower and his related interests in excess of $500,000; but HCBI shall provide to IBG a weekly written report of all loans made, renewed, or modified by HCB;

Z. Renew, extend the maturity of, or alter the material terms of any loan except in compliance with HCB’s existing policies and procedures and consistent with past practices and prudent banking principles;

AA. Renew, extend the maturity of or alter any of the material terms of any classified loan or extension of credit;

BB. Sell (but payment at maturity or prepayment is not deemed a sale) Investment Securities or purchase Investment Securities, other than U.S. Treasuries with a maturity of two years or less; or

CC. Redeem, purchase or otherwise acquire, directly or indirectly, any of its capital.

Section 5.05. Access; Pre Closing Investigation. HCBI shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of IBG full access during regular business hours to all of the books, contracts, commitments, personnel and records of HCBI and HCB, and furnish to IBG during such period all such information concerning HCBI and HCB and their affairs as IBG may reasonably request, so that IBG may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of HCBI and HCB, including access sufficient to verify the value of the assets and the liabilities of HCBI and HCB and the satisfaction of the conditions precedent to IBG’s obligations described in ARTICLE VIII. HCBI agrees at any time, and from time to time, to furnish to IBG as soon as practicable, any additional information that IBG may reasonably request. No investigation by IBG or its representatives shall affect the representations and warranties set forth herein.

Section 5.06. Invitations to and Attendance at Directors’ and Committee Meetings. HCBI shall cause HCB to give notice to one designee of IBG of, and shall invite such designee to attend, all regular and special meetings of the HCBI Board and the HCB Board and all regular and special meetings of any senior management committee (including the executive committee and the loan and discount committee of HCB) of HCBI and HCB; but such designee shall excuse himself from such meetings while this Agreement or the transactions contemplated hereby are being discussed. If the Merger is finally disapproved by any appropriate Regulatory Agency or if this Agreement is terminated pursuant to its terms, IBG’s designee will no longer be entitled to notice of and permission to attend such meetings.

Section 5.07. Additional Financial Statements. HCBI shall promptly furnish IBG with true and complete copies of each additional HCBI Regulatory Report and HCB Call Report as soon as such reports are available.

Section 5.08. Untrue Representations. HCBI shall promptly notify IBG in writing if HCBI becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to IBG or any representation or warranty made in or pursuant to this Agreement or that results in HCBI’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.09. Litigation and Claims. HCBI shall promptly notify IBG in writing of any litigation, or of any claim, controversy or contingent liability that is reasonably expected to become the subject of litigation, against HCBI or HCB or affecting any of their Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. HCBI shall promptly notify IBG of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of HCBI, threatened against HCBI or HCB that (i) questions or would reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by HCBI or HCB pursuant hereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10. Adverse Changes. HCBI shall promptly notify IBG in writing if any change shall have occurred or, to the Best Knowledge of HCBI, been threatened (or any development shall have occurred or, to the Best Knowledge of HCBI, been threatened involving a prospective change) in the business, financial condition or operations of HCBI and/or HCB that has resulted in or would reasonably be expected to result in a Material Adverse Change.

Section 5.11. No Negotiation with Others.

A. HCBI agrees that it shall not, and that it shall cause HCB and the respective employees, directors, officers, financial advisors and agents of HCBI and HCB (collectively, “HCBI Representatives”) not to (i) solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such person of the existence of the provisions of this Section 5.11) regarding an Acquisition Proposal, whether by acquisition, business combination, purchase of securities or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of HCBI or HCB in connection with any Acquisition Proposal, other than as provided herein or as compelled by law; or (iii) cooperate with any third party to make any Acquisition Proposal, other than the sale by HCB of assets in the ordinary course of business consistent with past practices. Promptly upon receipt of any unsolicited offer, HCBI will communicate to IBG the terms of any proposal or request for information and the identity of the parties involved

B. Notwithstanding anything to the contrary contained in this Section 5.11, if at any time after the date hereof and before obtaining Shareholder Approval, HCBI and the HCBI Representatives, having each theretofore complied with the terms of Section 5.11(A), receives a bona fide, unsolicited written Acquisition Proposal, HCBI and the HCBI

Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to IBG or is made available to IBG before or concurrently with the time such information or access is made available to such person) to, any person making such Acquisition Proposal if, and only if, the HCBI Board determines in good faith, after consultation with outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (ii) the failure of the HCBI Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the HCBI shareholders; but before furnishing any material nonpublic information, HCBI shall have received from the person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the Confidentiality Agreement entered into with IBG on August 7, 2013, which confidentiality agreement shall not prohibit HCBI from complying with the terms of this Section 5.11. HCBI will promptly, and in any event within two business days, (x) notify IBG in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to HCBI or for access to the properties, books or records of HCBI by any person that has made, or to the Best Knowledge of HCBI may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to IBG, including as they may change upon any modification or amendment to the terms thereof. HCBI will keep IBG reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

C. Nothing contained in this Section 5.11 shall prevent HCBI or the HCBI Board from (i) taking the actions provided in Sections 1.08(C) or 5.11(B), (ii) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, (iii) informing any person who submits an unsolicited bona fide Acquisition Proposal of HCBI’s obligations pursuant to Section 5.11(A) or (iv) in consultation with outside counsel, complying with its disclosure obligations under federal or state law in connection with a Change in Recommendation.

Section 5.12. Consents and Approvals. HCBI shall use commercially reasonable efforts to obtain all consents and approvals from third parties, including the third party consents listed on Confidential Schedule 3.09, required of HCBI or HCB in connection with the consummation of the transactions contemplated by this Agreement. HCBI will cooperate in all commercially reasonable respects with IBG to obtain all such approvals and consents required of IBG.

Section 5.13. Environmental Investigation; Right to Terminate Agreement.

A. IBG and its consultants, agents and representatives, at the sole cost and expense of IBG, shall have the right to the same extent that HCBI has the right, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”). IBG shall notify HCBI in writing before any Environmental Inspection, and HCBI may place reasonable restrictions on the time of such Environmental Inspection. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by IBG, IBG shall (i) notify HCBI in writing of any Property for which it intends to conduct such a Secondary Investigation and the reasons for the Secondary Investigation, and (ii) at the sole cost and expense of IBG, commence the Secondary Investigation. IBG shall give reasonable written notice to HCBI of the Secondary Investigation, and HCBI may place reasonable time and place restrictions on the Secondary Investigation.

B. IBG shall make available to HCBI the results and reports of such Environmental Inspections and Secondary Investigations promptly after IBG receives or is advised of such results. IBG shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by IBG. IBG shall make no such report before Closing unless required to do so by applicable law, and in such case will give HCBI reasonable written notice of IBG’s intentions.

C. IBG shall have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.22 is not materially true and accurate; (ii) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by IBG because the Environmental Inspection, Secondary Investigation or other environmental survey identifies material violations or potential material violations of Environmental Laws; (iii) HCBI has refused to allow IBG to conduct an Environmental Inspection or Secondary Investigation in a manner that IBG reasonably considers necessary; (iv) the Environmental Inspection, Secondary Investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially could reasonably be expected to require a material remedial or cleanup action or result in a Material Adverse Change; (v) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in material compliance with all Environmental Laws applicable to the tank either at the date of this Agreement or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which could reasonably be expected to result in a Material Adverse Change. IBG shall advise HCBI in writing (the “Environmental Notice”) as to whether IBG intends to terminate this Agreement because IBG disapproves of the results of the Environmental Inspection, Secondary Inspection or other environmental survey. Upon receipt of the Environmental Notice, HCBI shall have the opportunity to correct any objected to violations or conditions to IBG’s reasonable satisfaction within 30 days after the date of the Environmental Notice. If that HCBI fails to demonstrate its satisfactory correction of the violations or conditions to IBG, IBG may terminate the Agreement on the 31st day after the date of the Environmental Notice.

D. HCBI agrees to make available to IBG and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other environmental inspections and surveys. HCBI also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with IBG and shall be entitled to certify the same in favor of IBG and its consultants, agents and representatives and make all other data available to IBG and its consultants, agents and representatives.

Section 5.14. Employee Plans. Before the Closing Date, HCBI shall and shall cause HCB to terminate the Employee Plans subject to compliance with applicable law, so long as any such action preserves the rights of the participants in such Employee Plans (including vesting rights). HCBI and HCB shall terminate the retention agreements listed in Confidential Schedule 5.14 and the agreement listed in Confidential Schedule 3.18, make the payments required pursuant to such agreements, and use commercially reasonable efforts to obtain from each applicable officer a termination and release with respect to their agreement.

Section 5.15. Disclosure Schedules. At least three business days before the Closing, HCBI agrees to provide IBG with supplemental Confidential Schedules to be delivered by HCBI pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

Section 5.16. Voting Agreement. HCBI shall execute and deliver, and shall use its best efforts to cause the directors of HCBI and HCB to execute and deliver contemporaneously with the execution of this Agreement, the Voting Agreement, in the form attached hereto as Exhibit “B”, and HCBI acknowledges that, upon the execution and delivery of the Voting Agreement, such persons shall have agreed that they will vote the HCBI Shares owned by them in favor of this Agreement and the transactions contemplated hereby, including the Merger, subject to required regulatory approvals.

Section 5.17. Releases. HCBI shall use its commercially reasonable efforts to obtain from each of the directors and executive officers of HCBI and HCB a written release in the form attached hereto as Exhibit “C” executed by such director or executive officer and dated the Closing Date, releasing HCBI and HCB from claims arising before the Effective Time (the “Releases”).

Section 5.18. Other Agreements. HCBI will, as soon as practicable after the execution of this Agreement, enter into the Merger Agreement with Newco, and shall perform all of its obligations thereunder. HCBI shall, and shall cause HCB to, execute and deliver the Merger Agreement, the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect and evidence the Merger and the Bank Merger, and to take all actions necessary or required to consummate the transactions contemplated thereby.

Section 5.19. Support Agreements. HCBI shall use its commercially reasonable efforts to obtain from each outside director of HCBI and HCB a Support Agreement in the form attached hereto as Exhibit “D” executed by such directors (other than directors who are employees of HCB) contemporaneously with the execution of this Agreement.

Section 5.20. Shareholder Lists. After the date of this Agreement, HCBI shall from time to time make available to IBG, upon its request, a list of the HCBI shareholders and their addresses, a list showing all transfers of the HCBI Shares and such other information as IBG may reasonably request regarding both the ownership and prior transfers of the HCBI Shares.

Section 5.21. Conforming Accounting Adjustments. HCBI shall, if requested in writing by IBG, consistent with GAAP, immediately before Closing, make such accounting entries as HCBI may reasonably request in order to conform the accounting records of HCBI to the accounting policies and practices of IBG. No such adjustment by HCBI or HCB shall of itself constitute or be deemed to be a breach, violation or failure by HCBI or HCB to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement by IBG or be an acknowledgment by HCBI of any adverse circumstances for purposes of determining whether the conditions to IBG’s obligations under this Agreement have been satisfied, nor will any such adjustment affect the calculation of the Tangible Book Value under Section 8.07.

Section 5.22. D & O Liability Insurance. Contemporaneously with the Closing, HCBI and HCB shall purchase an extended reporting period for three years under HCBI’s existing directors and officers liability insurance policy, on terms approved by IBG, for purposes of covering actions occurring before the Effective Time. Notwithstanding any other provision of this Agreement, the premiums for such coverage shall be paid and accrued for by HCBI and/or HCB and shall be included (as a deduction) in the calculation of HCBI Tangible Equity.

Section 5.23. Employment Agreement. HCBI shall use its commercially reasonable efforts to cause the executive officers identified in Confidential Schedule 5.23 to execute and deliver to IBG, simultaneously with the execution of this Agreement, an employment agreement providing for their continued employment with Independent Bank after the Merger.

Section 5.24. Liquidation of Subsidiary. HCBI shall take all steps necessary to cause the liquidation and dissolution of HCB Nevada, Inc. prior to the Closing Date.

ARTICLE VI

COVENANTS OF IBG

IBG hereby makes the covenants set forth in this ARTICLE VI to HCBI.

Section 6.01. Commercially Reasonable Efforts. IBG agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02. Untrue Representations. IBG shall promptly notify HCBI in writing if IBG becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to HCBI or any representation or warranty made in or pursuant to this Agreement or that results in IBG’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.03. Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, IBG shall and shall cause Independent Bank to:

A. Maintain its corporate existence in good standing;

B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C. Extend credit only in accordance with existing lending policies and practices;

D. Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it; and

E. Promptly furnish or make available to HCBI true and complete copies of each additional IBG SEC Report and Independent Bank Call Report as soon as such reports are available.

Section 6.04. Registration Statement.

A. IBG agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. IBG further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform HCBI thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement. IBG agrees to advise HCBI, promptly after IBG receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of IBG Shares for offering or sale in any jurisdiction, of the initiation or, to the extent IBG is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. IBG agrees to promptly provide to HCBI copies of all correspondence between IBG or any of its representatives, on the one hand, and the SEC, on the other hand.

Section 6.05. NASDAQ Listing. IBG shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, before the Effective Date, on the NASDAQ the IBG Shares to be issued to the HCBI shareholders as part of the Merger Consideration in connection with the Merger.

Section 6.06. Litigation and Claims. IBG shall promptly notify HCBI in writing of any litigation, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of litigation, against IBG or Independent Bank or affecting any of their respective Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. IBG shall promptly notify HCBI in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of IBG, threatened against IBG or Independent Bank that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by IBG with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.07. Regulatory and Other Approvals. With the cooperation of HCBI, IBG shall promptly file or cause to be filed applications for all regulatory approvals required to be obtained by IBG, HCB and Newco in connection with this Agreement and the transactions contemplated hereby, including to the necessary applications for the prior approval of the Merger by the FRB (or appropriate Federal Reserve Bank acting on delegated authority), the Texas Department of Banking (the “TDB”) and the Federal Deposit Insurance Corporation (the “FDIC”). Such applications shall be filed by June 30, 2014 IBG shall use commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. IBG shall keep HCBI reasonably informed as to the status of such applications and filings, and IBG shall promptly furnish HCBI and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Section 6.08. Formation and Organization of Newco. IBG will duly form and organize Newco as a Texas corporation.

Section 6.09. Other Agreements. IBG will, as soon as practicable after the execution of this Agreement, cause Newco to enter into the Merger Agreement with HCBI, and to perform all of its obligations thereunder. IBG shall, and shall cause Independent Bank and Newco to, take such actions and to execute and deliver the Merger Agreement, the Bank Merger Agreement, the Subsequent Merger Documents, and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect and evidence the Merger, the Bank Merger and the Subsequent Merger, and to take any and all actions necessary or required to consummate the transactions contemplated thereby.

Section 6.10. Employee Matters. On the Closing Date, IBG may, but shall not be required to, cause IBG to offer employment to the employees of HCB. Each of the employees of HCB who becomes an employee of IBG after the Effective Time shall be entitled to receive, from and after the Effective Time, the same pension, profit sharing, health, welfare, incentive, vacation and other benefits as are customarily offered or afforded to the employees of IBG. Each of the employees of HCB who becomes an employee of IBG after the Effective Time shall receive credit for their prior service at HCB for purposes of vesting, eligibility or any other purpose under the employee benefit plans of IBG; and such persons shall not have lack of coverage for pre-existing conditions or be subject to any additional deductibles or waiting periods otherwise required for health insurance coverage. IBG shall provide each such employee with credit for co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employee is eligible to participate in after the Closing Date. IBG shall, within 30 calendar days of the date of this Agreement, provide HCBI with a list of employees of HCB to whom IBG will not offer employment. Such list shall be kept confidential and disclosed only to the executive officers and directors of HCBI, and to the employees of IBG who need to know the information, and such information shall not be provided to or discussed with other employees of HCBI without HCBI’s prior written consent.

Section 6.11. Adverse Changes. IBG shall promptly notify HCBI in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, or operations of IBG and/or Independent Bank that has or may reasonably be expected to have to result in a Material Adverse Change with respect to IBG or Independent Bank or lead to a failure to obtain necessary regulatory approval of this transaction.

Section 6.12. Disclosure Schedules. At least three business days before the Closing, IBG agrees to provide HCBI with supplemental disclosure schedules to be delivered by IBG pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

Section 6.13. Issuance of IBG Common Shares. The IBG Shares to be issued by IBG to the shareholders of HCBI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The IBG Shares to be issued to the shareholders of HCBI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of IBG or any other person, firm or entity. The IBG Shares to be issued to the shareholders of HCBI pursuant to this Agreement pursuant to the Registration Statement which has become effective, except for IBG Shares issued to any shareholder of HCBI who may be deemed to be an “affiliate” (under the Exchange Act) of IBG after completion of the Merger will be freely tradable by each HCBI shareholder who is not a dealer for purposes of the Securities Act.

Section 6.14. Access to Properties and Records. To the extent permitted by applicable law, IBG shall and shall cause each of its Subsidiaries, upon reasonable notice from HCBI to IBG to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of HCBI reasonable access to the properties, books and records of IBG and its Subsidiaries during normal business hours in order that HCBI may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of IBG and its Subsidiaries, and (b) furnish HCBI with such additional financial and operating data and other information as to the business and properties of IBG as HCBI may, from time to time, reasonably request.

Section 6.15. Director and Officer Indemnification. For a period of three years after the Effective Time, IBG shall indemnify, defend and hold harmless each person entitled to indemnification from HCBI and HCB (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the same extent and subject to the conditions set forth in the Articles of Incorporation or Association, as applicable, of HCBI and HCB, and in the Bylaws of HCBI and HCB, as in effect on the date hereof.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HCBI

The obligations of HCBI under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by HCBI:

Section 7.01. Representations and Warranties. All representations and warranties made by IBG in this Agreement or in any document or schedule delivered to HCBI in connection with this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date).

Section 7.02. Performance of Obligations. IBG shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by IBG at or before the Closing.

Section 7.03. Government and Other Approvals. IBG shall have received approval by such Governmental Authorities as may be required by applicable law of the transactions contemplated by this Agreement, the Merger Agreement and the Subsequent Merger Documents, and all applicable waiting periods prescribed by applicable law or regulation shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Governmental Authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings.

Section 7.04. No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger Agreement, the Bank Merger Agreement, the Subsequent Merger Documents or the transactions contemplated hereby or thereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby or thereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) impose material limits on the ability of any party to this Agreement to consummate this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (C) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject HCBI or HCB, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that could reasonably be expected to result in any of the consequences referred to in clauses (A) through (C) above.

Section 7.05. Delivery of Closing Documents. HCBI shall have received all documents required to be delivered by IBG, Independent Bank and Newco on or before the Closing Date as set forth in Section 2.03, all in form and substance reasonably satisfactory to HCBI.

Section 7.06. Shareholder Approvals. This Agreement, the Merger, and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding HCBI Shares required for approval of this Agreement, the Merger, and the Merger Agreement in accordance with the Articles of Incorporation of HCBI and the TBOC.

Section 7.07. Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBG Share to be issued in the Merger shall have been received.

Section 7.08. Listing of IBG Shares. The IBG Shares to be delivered to the shareholders of HCBI pursuant to this Agreement shall have been authorized for listing on the NASDAQ.

Section 7.09. No Material Adverse Change. There shall have been no Material Adverse Change in IBG since March 31, 2014.

Section 7.10. Delivery of Merger Consideration. IBG shall have delivered, or caused to be delivered, to the Exchange Agent, the IBG Shares issuable to the holders of HCBI Share as part of the Merger Consideration and the cash portion of the Merger Consideration payable pursuant to ARTICLE I, and HCBI shall have received evidence of the same from IBG.

Section 7.11. Average Closing Price. The Average Closing Price shall be at least $37.7416.

Section 7.12. Tax Opinion. HCBI shall have received an opinion (reasonably acceptable in form and substance to HCBI) from Harris Law Firm PC, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger and the Subsequent Merger, together, will be treated as a reorganization within the meaning of § 368(a) of the Code, and (ii) each of IBG and HCBI will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.13(C).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IBG

The obligations of IBG under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by IBG.

Section 8.01. Representations and Warranties. All representations and warranties made by HCBI in this Agreement or in any schedule delivered to IBG pursuant hereto shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date) or changes or updates contemplated by this Agreement.

Section 8.02. Performance of Obligations. HCBI shall have performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by HCBI before or at the Closing.

Section 8.03. Delivery of Closing Documents. IBG shall have received all documents required to be delivered by HCBI on or before the Closing Date as set forth in Section 2.02, all in form and substance reasonably satisfactory to IBG.

Section 8.04. Government and Other Approvals. IBG shall have received approvals and consents, on terms and conditions reasonably acceptable to IBG, as may be required (A) by applicable law from all applicable Governmental Authorities, including the FRB, the FDIC and the TDB, and (B) from all third parties, in each case, in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired. Such approvals and consents shall not have imposed, in the reasonable judgment of IBG, any material adverse requirement upon IBG or its Subsidiaries, including any requirement that IBG sell or dispose of any significant amount of its assets or any IBG Subsidiary. Neither such approvals or consents, nor any of the transactions contemplated hereby, shall have been contested or threatened to be contested by any Governmental Authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings. It is understood that, if such contest is brought by formal proceedings, IBG may, but shall not be obligated to, answer and defend such contest or otherwise pursue this transaction over such objection.

Section 8.05. No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger Agreement, the Bank Merger Agreement or the Subsequent Merger Documents, or the transactions contemplated hereby or thereby, by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) require the divestiture of a material portion of the assets of HCBI, (C) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (D) otherwise result in a Material Adverse Change, or (E) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject IBG or any of its Subsidiaries, or any officer, director, shareholder or employee of IBG or any of its Subsidiaries, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (A) through (E) above.

Section 8.06. No Material Adverse Change. There shall have been no Material Adverse Change in HCBI or HCB since March 31, 2014.

Section 8.07. Minimum Tangible Book Value. As of the Closing Date, the Tangible Book Value of HCBI shall be not less than $24,000,000. For purposes of this Agreement, “Tangible Book Value” means the tangible shareholders’ equity of HCBI as determined from HCBI’s financial statements prepared in accordance with generally accepted accounting principles, consistently applied. All of the costs and expenses, of HCBI and HCB related to the transactions contemplated by this Agreement (including, without limitation, investment banking fees, legal fees, accounting fees, any director, officer, or employee bonuses or payments, (including change in control payments or other payments due under employment arrangements, and any anticipated “stay” or “retention” bonuses to be paid to HCB employees (including without limitation the payments required under the retention agreements listed on Confidential Schedule 8.07), any costs or fees (including forfeited prepaid expenses) arising from or related to the termination of the material contracts, the printing and mailing costs related to the Proxy Statement, and the premium for D&O insurance tail coverage, shall have been paid or accrued for before the Closing Date and shall be included (as a deduction) in the calculation of Tangible Book Value. The calculation of Tangible Book Value shall include accruals for all ad valorem taxes owed by HCBI on a pro-rated basis for the period ending on the Closing Date. The amount of the unrealized loss set forth in Confidential Schedule 8.07 (the “Signing Date Unrealized Loss”) on the investment securities of HCB identified in Confidential Schedule 8.07 (the “Compatible Securities”) shall be included (as a deduction) in the calculation of Tangible Book Value. However, any unrealized loss on the Compatible Securities as of the closing date in excess of the Signing Date Unrealized Loss will not be included (as a deduction) in the calculation of Tangible Book Value. Any and all unrealized gain or loss on all investment securities of HCBI other than the Compatible Securities (the “Non Compatible Securities”) as of the closing date will be included in the calculation of Tangible Book Value.

HCBI shall, at least three business days before the Closing Date, provide IBG with a preliminary calculation of Tangible Book Value. If IBG disagrees with such calculation of Tangible Book Value, HCBI and IBG shall meet to resolve any such disagreement. If HCBI and IBG cannot resolve any such disagreement, then an independent accounting firm mutually agreed to by IBG and HCBI shall resolve any such disagreement which resolution shall be final and binding upon HCBI and IBG. A preliminary calculation of the Tangible Book Value as if the Closing was to occur on October 31, 2014 is included in Confidential Section 8.07.

If the Tangible Book Value is less than $24,000,000 at Closing, then the Aggregate Cash Consideration shall be reduced by an amount equal to $24,000,000 minus the Tangible Book Value at Closing. The adjusted amount or cash consideration amount is referred to as the “Aggregate Cash Consideration Adjustment.” The Per Share Cash Consideration or the Increased Per Share Cash Consideration, as the case may be, shall be reduced by an amount equal to the quotient of (i) the Aggregate Cash Consideration Adjustment, divided by (ii) the number of HCBI Shares outstanding on the Closing Date (the “Adjusted Per Share Cash Consideration”).

Notwithstanding the foregoing adjustments, IBG shall not be obligated to consummate the Merger if the Tangible Book Value at Closing is less than $22,000,000.

Section 8.08. Minimum ALLL. As of the Closing Date, the Allowance for Loan and Lease Losses of HCBI shall be at least $2,091,000.

Section 8.09. Shareholder Approvals. The holders of at least the minimum number of HCBI Shares necessary under applicable law to approve this Agreement, the Merger, the Merger Agreement, and all other agreements contemplated hereby, shall have approved this Agreement, the Merger, the Merger Agreement, and all other agreements contemplated hereby, and the holders of no more than 5% of the HCBI Shares shall have exercised their statutory dissenters’ rights under the TBOC.

Section 8.10. Termination of Employee Benefit Plans. All Employee Plans shall have been terminated in accordance with the respective terms of such Employee Plans, the Code, ERISA and all other applicable laws and regulations and the affected participants shall have been notified of such terminations. Each of the retention agreements between HCBI and HCB and their respective officers listed in Confidential Schedule 5.14 and the agreement listed in Confidential Schedule 3.18 shall have been terminated, and each such officer shall have executed a termination and release with respect to their respective agreement.

Section 8.11. Releases, Support Agreements, and Resignations. IBG shall have received executed Releases and Support Agreements as provided in Section 5.17 and the resignations of each of the directors of HCBI and HCB, effective as of the Closing Date. The Support Agreements entered into by the directors of HCBI and HCB contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

Section 8.12. Registration Statement. The Registration Statement covering the IBG Shares to be issued in the Merger shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBG Share to be issued in the Merger shall have been received.

Section 8.13. Listing. The IBG Shares to be issued to the HCBI shareholders as part of the Merger Consideration in the Merger shall have been approved for listing on the NASDAQ.

Section 8.14. Employment Agreements. The employment agreements entered into between Independent Bank and those persons listed on Confidential Schedule 5.23 contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

Section 8.15. Tax Opinion. IBG shall have received an opinion (reasonably acceptable in form and substance to IBG) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger and the Subsequent Merger, together, will be treated as a reorganization within the meaning of § 368(a) of the Code, (ii) each of IBG and HCBI will be a party to such reorganization within the meaning of § 368(b) of the Code, (iii) the Bank Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, and (iv) each of Independent Bank and HCB will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.13(C).

Section 8.16. Average Closing Price. The Average Closing Price shall be at least $37.7416.

Section 8.17. Liquidation of Subsidiary. HCB Nevada, Inc. shall have been liquidated and dissolved.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.01. Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time before the Effective Time (except as otherwise set forth in this Section 9.01), whether before or after approval by the HCBI shareholders as follows, and in no other manner:

A. By the mutual written consent of HCBI and IBG, duly authorized by the HCBI Board and the IBG Board, respectively.

B. By either HCBI or IBG (if the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close specified in ARTICLES VII and VIII, respectively, shall not have been satisfied on or before December 31, 2014; but if conditions precedent have not been satisfied because approval of this Agreement or any other agreement contemplated hereby has not been received from any Regulatory Agency whose approval is required to consummate such transactions, either HCBI or IBG can unilaterally extend such deadline by up to 30 days by providing written notice thereof to the other.

C. By either IBG or HCBI if any of the transactions contemplated by this Agreement or any other agreement contemplated hereby are disapproved by any Regulatory Agency whose approval is required to consummate such transactions or if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby and such order, decree, ruling or other action shall have been final and nonappealable.

D. By IBG if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

E. By IBG if there shall have been any Material Adverse Change in HCBI or HCB; and by HCBI, if there shall have been any Material Adverse Change in IBG.

F. By IBG, if HCBI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from IBG.

G. By HCBI, if IBG shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from HCBI.

H. By IBG, in accordance with the provisions of Section 5.13 (Environmental Investigation).

I. By either IBG or HCBI, if the approval of this Agreement and the Merger by the shareholders of HCBI shall not have been obtained by reason of the failure to obtain the required vote at the Meeting.

J. By HCBI at any time before the Meeting in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by HCBI and the HCBI Board in accordance with all of the requirements of Section 5.10 hereof.

K. By IBG, if the HCBI Board shall have (i) recommended to the shareholders of HCBI that they tender their shares in a tender or exchange offer commenced by an un-Affiliated third party for more than 15% of the outstanding HCBI Share, (ii) effected a Change in Recommendation or recommended to the HCBI shareholders acceptance or approval of any alternative Acquisition Proposal, (iii) has notified IBG in writing that HCBI is prepared to accept a Superior Proposal, or (iv) shall have resolved to do the foregoing.

Section 9.02. Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided for in Section 11.07.

Section 9.03. Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 9.01, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that (A) the provisions of ARTICLE X and Section 9.03, 9.04, 11.02, 11.03, and 11.08 shall survive any such termination of the Agreement and abandonment of the Merger and (B) notwithstanding anything to the contrary, neither IBG nor HCBI shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

Section 9.04. HCB Termination Fee. To compensate IBG for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities, HCBI and IBG agree as follows:

A. If IBG is not in material breach of any covenant or obligation under this Agreement, HCBI shall pay to IBG the sum of $1,500,000 (the “Termination Fee”) if this Agreement is terminated:

(i) by HCBI under the provisions of Section 9.01(J),

(ii) by either IBG or HCBI under the provisions of Section 9.01(I) and, if either:

(1) at the time of any failure by the shareholders of HCBI to approve and adopt this Agreement and the Merger, there shall exist an Acquisition Proposal with respect to HCBI that has not been withdrawn before the Meeting or

(2) within twelve months of the termination of this Agreement, HCBI enters into a definitive agreement with any third party with respect to any Acquisition Proposal, or

(iii) by IBG under the provisions of Section 9.01(K).

HCBI’s obligation to pay the Termination Fee pursuant to this Section 9.04(A) shall survive the termination of this Agreement. HCBI shall not be obligated to pay the Termination Fee in the event this Agreement is terminated other than as referenced in subsections (A)(i) through (A)(iii) above.

B. Any payment required by Section 9.04(A) shall become payable within two business days after receipt by the non-terminating party of written notice of termination of this Agreement, except that any payment required by Section 9.04(A)(ii)(2) above shall become payable within two business days after execution of the definitive agreement referenced therein.

C. For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal from a party other than IBG which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the HCBI Share regarding any of the following (other than the transactions contemplated by this Agreement) involving HCBI: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of, HCBI, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding HCBI Shares or the filing of a registration statement in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

D. For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a party other than IBG that the HCBI Board determines in its good faith judgment to be more favorable to HCBI’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of HCBI’s independent financial advisor that the value of the consideration to HCBI’s shareholders provided for in such Acquisition Proposal exceeds the value of the consideration to HCBI’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the HCBI Board (taking into account, in good faith, the written advice of HCBI’s independent financial advisor), is reasonably capable of being obtained by such third person.

ARTICLE X

CONFIDENTIAL INFORMATION

Section 10.01. Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this ARTICLE X, the term “Recipient” means the party receiving the Subject Information (as such term is defined in Section 10.02) and the term “Disclosing Party” means the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party,” as used herein, include: (A) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (B) any Affiliate the Recipient or the Disclosing Party, as the case may be. The term “Representative,” as used herein, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of the Recipient or the Disclosing Party, as the case may be. The term “person” as used in this ARTICLE X shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, Governmental Authority or individual.

Section 10.02. Definition of “Subject Information”. For purposes of this ARTICLE X, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non-public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” shall not include information that (A) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, if such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (B) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (C) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, if such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 10.03. Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; but (A) any of such Subject Information may be disclosed to the Recipient’s Representatives (including the Recipient’s accountants, attorneys and investment bankers) who need to know such Subject Information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such Subject Information and that the Recipient shall direct and cause such persons to treat such Subject Information confidentially); (B) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by law to do so provided Recipient has notified the Disclosing Party before such disclosure and cooperates with the Disclosing Party if the Disclosing Party elects to pursue legal means to contest and avoid the disclosure; and (C) any disclosure of such Subject Information may be made to which the Disclosing Party expressly consents in writing before any such disclosure by Recipient. Each Recipient hereby agrees that it will not use the Subject Information to solicit customers from the Disclosing Party.

Section 10.04. Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 10.05. Return of Subject Information. If this Agreement is terminated for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information, other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.

ARTICLE XI

MISCELLANEOUS

Section 11.01. No Survival of Representations and Warranties. The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing. Nothing in this Section 11.01 shall limit or otherwise affect the remedies available to IBG with respect to a cause of action for fraud against the person who committed the fraud.

Section 11.02. Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.

Section 11.03. Brokerage Fees and Commissions. IBG hereby represents to HCBI that no agent, representative or broker has represented IBG or Independent Bank in connection with the transactions described in this Agreement. HCBI shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of IBG or Independent Bank, and IBG hereby agrees to indemnify and hold harmless HCBI for any amounts owed to any agent, representative or broker of IBG or Independent Bank. Except as set forth on Confidential Schedule 11.03, HCBI hereby represents to IBG that no agent, representative or broker has represented HCBI or HCB in connection with the transactions described in this Agreement. IBG shall have no responsibility or liability for any other fees, expenses or commissions payable to any agent, representative or broker of HCBI or HCB and HCBI hereby agrees to indemnify and hold harmless IBG for any amounts owed to any other agent, representative or broker of HCBI or HCB.

Section 11.04. Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 11.05. Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 11.06. Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 11.07. Notices. All payments (other than payments at the Closing), notices, requests, claims, demands, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party shall be in writing; and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:

A. If given to HCBI, or to an officer thereof, in such officer’s official capacity, at HCBI’s mailing address or transmission number set forth below (or such address or transmission number as HCBI may give notice to IBG by like notice):

Mr. W. Phillip Johnson, Jr.

Chairman of the Board

Houston City Bancshares, Inc.

11390 Veterans Memorial Blvd.

Houston, TX 77267

Facsimile: 281-397-2429

Email: PJohnson@houstoncommunitybank.com

with a copy (which shall not constitute notice) to:

Mr. T. Alan Harris

Harris Law Firm PC

600 Congress Ave., Suite 200

Austin, Texas 78701

Facsimile: 877-876-8913

Email: alan.harris@harrislawusa.com

B. If given to IBG, or to an officer thereof, in such officer’s official capacity, at IBG’s mailing address or transmission number set forth below (or such address or transmission number as IBG may give notice to HCBI by like notice):

Mr. David Brooks

Independent Bank Group, Inc.

1600 Redbud Blvd., Suite 400

McKinney, TX 75069

Facsimile: 972-562-5496

Email: drbrooks@independent-bank.com

with a copy (which shall not constitute notice) to:

Mark Haynie, Esq.

Haynie Rake Repass & Lowry, P.C.

14643 Dallas Parkway, Suite 550

Dallas, Texas 75254

Facsimile: (972) 716-1850

Email: mark@hrrpc.com

Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 11.08. GOVERNING LAW; VENUE. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

IF A DISPUTE ARISES UNDER OR ARISES RELATED TO THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN COLLIN COUNTY, TEXAS.

Section 11.09. Multiple Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 11.10. Certain Definitions.

A. “Affiliate” means any business entity, bank, or person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any business entity, bank, or person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

B. “Best Knowledge” means the actual knowledge of executive officers of IBG or HCBI, as applicable, with respect to a particular matter, after reasonable inquiry.

C. “Environmental Laws” means any applicable federal, state, or local laws or regulations, codes, or ordinances, now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to pollution or protection of public or employee health or safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. § 5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1201, et. seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et. seq.; the Clean Air Act, 42 U.S.C. §7401, et. seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f. et. seq.

D. “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.

E. “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, but notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Bank in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

F. “Investment Securities” means a security held by HCB and reflected as an asset of HCB in accordance with RAP.

G. “Material Adverse Change” means any material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, or (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates.

H. “Property” or “Properties” means all real property owned or leased by HCBI or HCB, including to properties that HCB has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

I. “Regulatory Agency” means (i) the SEC, (ii) any self-regulatory organization, (iii) the FRB, (iv) the FDIC, (v) the TDB, and (vi) any other federal or state governmental or regulatory agency or authority.

J. “Subsidiary” means, when used with reference to any entity, any corporation, a majority of the outstanding voting securities of which are owned, directly or indirectly, by such entity or any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.

Section 11.11. Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages if that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at law or in equity.

Section 11.12. Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 11.13. Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Confidential Schedule, such reference shall be to an Article or Section of, or an Exhibit or Confidential Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors or assigns.

Section 11.14. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 11.14 shall be void and of no effect.

Section 11.15. Public Disclosure. None of IBG, Independent Bank, HCBI or HCB will make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, IBG and HCBI, upon prior notice to the other party, will be permitted to make (i) disclosure to their own officers, directors, employees and shareholders, and (ii) any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.

Section 11.16. Extension; Waiver. At any time before the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension of waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 11.17, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.17) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 11.17. Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the HCBI shareholders; but after the approval of this Agreement by the HCBI shareholders, there shall not be, without the further approval of the HCBI shareholders, any amendment of this Agreement that decreases the consideration to be paid for the HCBI Shares pursuant to Section 1.05 that materially and adversely affects the rights of the HCBI shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature Page to Follow]

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks
Chairman of the Board and CEO

HOUSTON CITY BANCSHARES, INC.

By:	/s/ W. Phillip Johnson, Jr.
W. Phillip Johnson, Jr.
Chairman of the Board

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), is made effective as of             , 2014, by and among IBGHCB ACQUISITION CORPORATION, a Texas corporation (“Newco”), and HOUSTON CITY BANCSHARES, INC., a Texas corporation and registered bank holding company with its principal offices in Houston, Texas (“HCBI”), and joined in by INDEPENDENT BANK GROUP, INC., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”).

RECITALS:

WHEREAS, HCBI and IBG are parties to that certain Agreement and Plan of Reorganization dated as of June 2, 2014 (the “Reorganization Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Reorganization Agreement;

WHEREAS, IBG desires to acquire all of the issued and outstanding common shares of HCBI, par value $5.00 per share (the “HCBI Shares”), pursuant to the terms of the Reorganization Agreement;

WHEREAS, IBG and HCBI desire to effect such acquisition by merging Newco with and into HCBI (the “Merger”) pursuant to the terms and conditions of this Merger Agreement;

WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of Texas with authorized capital consisting of 1,000 common shares, par value $1.00 per share (“Newco Shares”), of which 1,000 shares are issued and outstanding as of the date of this Merger Agreement;

WHEREAS, the majority of the respective board of directors of HCBI and Newco, pursuant to the authority given by and in accordance with the provisions of the Texas Business Organizations Code, as amended (the “TBOC”), has approved this Merger Agreement and the Merger and has authorized the execution hereof; and

WHEREAS, as and when required by the provisions of this Merger Agreement, all such action as may be necessary or appropriate shall be taken by Newco and HCBI in order to consummate the Merger.

AGREEMENT:

NOW, THEREFORE, Newco and HCBI, joined by IBG, hereby agree that Newco shall be merged with and into HCBI on the following terms and conditions:

1. Merger of Newco and HCBI. At the Effective Time (as defined in Section 16), Newco shall be merged with and into HCBI pursuant to the provisions of Chapter 10 of the TBOC.

2. Effects of the Merger. The Merger shall have the effects set forth in Section 10.008 of the TBOC. After the Merger, HCBI shall continue as the corporation resulting from the Merger (the “Resulting Corporation”), and the separate corporate existence of Newco shall cease. The name of the Resulting Corporation shall be “Houston City Bancshares, Inc.” The existing offices and facilities of HCBI immediately preceding the Merger shall be the principal offices and facilities of the Resulting Corporation after the Merger. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of Newco and HCBI shall be allocated to and vested in the Resulting Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of Newco and HCBI shall be allocated to the Resulting Corporation, and the Resulting Corporation shall be the primary obligor therefor, and no other party to the Merger shall be liable therefor. At the Effective Time, a proceeding pending by or against either Newco or HCBI may be continued as if the Merger did not occur, or the Resulting Corporation may be substituted in the proceedings.

3. Certificate of Formation and Bylaws. As a result of the Merger, the Articles of Incorporation and Bylaws of HCBI shall continue in effect as the Articles of Incorporation and Bylaws of the Resulting Corporation until the same shall be amended and changed as provided by applicable law.

4. Directors and Officers. The directors and officers of Newco at the Effective Time shall be the directors and officers of the Resulting Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Resulting Corporation or as otherwise provided by applicable law.

5. Conversion of HCBI Shares. At the Effective Time, each HCBI Share issued and outstanding immediately before the Effective Time, shall, by virtue of the Merger, and without any action on the part of any holder thereof, be converted into the right to receive the consideration set forth in Section 1.05 of the Reorganization Agreement. At the Effective Time, each HCBI Share that is owned by HCBI (other than as a fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

6. Conversion of Newco Shares. The Newco Shares outstanding at the Effective Time shall, at the Effective Time and by virtue of the Merger, be converted into a like number of common shares of the Resulting Corporation with a par value of $1.00 per share, with the effect that the number of common shares of the Resulting Corporation outstanding immediately after the Effective Time shall be equal to the aggregate number of Newco Shares outstanding immediately before the Effective Time, all of which shall continue to be owned by IBG. The authorized number of common shares of the Resulting Corporation shall be the same as the authorized number of Newco Shares immediately before the Effective Time.

7. Rights of Former HCBI Shareholders. Until surrendered for exchange in accordance with the Reorganization Agreement, each certificate and document theretofore representing HCBI Shares shall, from and after the Effective Time, represent for all purposes only the right to receive the applicable consideration therefor set forth in Section 1.05 of the Reorganization Agreement. No interest will be paid on such consideration.

8. Share Transfer Books. The share transfer books of HCBI shall be closed as of the close of business at the Effective Time, and no transfer of record of any of the HCBI Shares shall take place thereafter.

9. Shareholder Approval. This Merger Agreement and the Merger shall be submitted to the shareholders of HCBI at a meeting called to be held as promptly as practicable and to the sole shareholder of Newco by written consent of thereof. Upon approval by the requisite votes of the shareholders of HCBI and the approval of the sole shareholder of Newco, this Merger Agreement shall be made effective as soon as practicable thereafter in the manner provided in the Reorganization Agreement.

10. Dissenters’ Rights. Any shareholder of HCBI who objects to the Merger and follows the procedure for dissent as set forth in Subchapter H of Chapter 10 of the TBOC shall be entitled to the rights and benefits afforded to dissenting shareholders by such statute.

11. Conditions to Consummation of the Merger. The consummation of the Merger as provided herein shall be conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any or all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

12. Termination. This Merger Agreement may be terminated and abandoned at any time before or on the Closing Date, whether before or after action thereon by the shareholders of HCBI or the sole shareholder of Newco, pursuant to the terms and provisions of the Reorganization Agreement.

13. Effect of Termination. In the event of the termination and abandonment of this Merger Agreement pursuant to the provisions of Section 12, the liability by reason of this Merger Agreement or the termination thereof on the part of either HCBI, IBG or the directors, officers, employees, agents or shareholders of either of them shall be determined pursuant to the terms and provisions of the Reorganization Agreement. Such terms and provisions are hereby incorporated herein by reference for all purposes.

14. Waiver, Amendment and Modification. Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the shareholders of HCBI or the sole shareholder of Newco, by the party that is entitled to the benefits thereof. This Merger Agreement may be modified or amended at any time, whether before or after action thereon by the shareholders of HCBI or the sole shareholder of Newco, by IBG and HCBI; but in no event may any amendment hereto be made after action by the shareholders of HCBI that affects the value of the consideration to be received by the shareholders of HCBI set forth in Section 1.05 of the Reorganization Agreement or that materially and adversely affects the rights of HCBI’s shareholders hereunder without the requisite approval of such shareholders. Any waiver, modification or amendment of this Merger Agreement shall be in writing.

15. Time and Place of the Closing and Closing Date. Subject to the terms and conditions of this Merger Agreement, a meeting (the “Closing”) will take place in accordance with the terms of the Reorganization Agreement, at which the parties to this Merger Agreement will exchange certificates, letters and other documents in order to confirm that all of the conditions set forth in Articles VII and VIII of the Reorganization Agreement have been satisfied or waived or whether any condition exists that would permit a party to this Merger Agreement or the Reorganization Agreement to terminate this Merger Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Merger Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Merger Agreement.

16. Effective Time. The Merger and the other transactions contemplated by this Merger Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Texas (the “Effective Time”). The Certificate of Merger shall be filed as soon as practicable after the Closing.

17. Multiple Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Merger Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Merger Agreement. A facsimile or other electronic transmission of a signed counterpart of this Merger Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

18. GOVERNING LAW; VENUE. THIS MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR DISPUTES ARISING UNDER THIS MERGER AGREEMENT SHALL BE SOLELY IN COLLIN COUNTY, TEXAS.

19. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Merger Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.

20. Binding Effect. All of the terms and conditions of this Merger Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Merger Agreement, or any provision herein contained, it being the intention of the parties hereto that this Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Merger Agreement and for the benefit of no other person. Nothing in this Merger Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Merger Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Merger Agreement. No party to this Merger Agreement shall assign this Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Any assignment made or attempted in violation of this Section 20 shall be void and of no effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers as of the date first above written.

HOUSTON CITY BANCSHARES, INC.

By:
W. Phillip Johnson, Jr.
Chairman of the Board

IBGHCB ACQUISITION CORPORATION

By:
David R. Brooks
Chairman of the Board

IBG hereby joins in the foregoing Merger Agreement, and undertakes that it will be bound thereby and will do and perform all acts and things therein referred to or provided to be done by it.

IN WITNESS WHEREOF, IBG has caused this undertaking to be made in counterparts by its duly authorized officer and its corporate seal to be hereunto affixed as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:
David R. Brooks
Chairman of the Board and CEO

EXHIBIT B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Voting Agreement”) dated June 2, 2014, is executed by and among INDEPENDENT BANK GROUP, INC., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”), HOUSTON CITY BANCSHARES, INC., a Texas corporation with its principal offices in Houston, Texas (“HCBI”), and the shareholders of HCBI whose names are set forth on the signature page hereto (individually, a “Shareholder” and collectively, the “Shareholders”).

RECITALS:

WHEREAS, HCBI and IBG are parties to that certain Agreement and Plan of Reorganization, dated as of June 2, 2014 (the “Reorganization Agreement”), which provides for the acquisition of HCBI by IBG through the merger of IBGHCB Acquisition Corporation, a wholly owned subsidiary of IBG (“Newco”), with and into HCBI (the “Merger”). Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Reorganization Agreement;

WHEREAS, the Reorganization Agreement requires that HCBI deliver this Voting Agreement to IBG; and

WHEREAS, HCBI and IBG are relying on this Voting Agreement in incurring expenses in reviewing the business of HCBI, in preparing the Registration Statement and related Proxy Statement for the meeting of shareholders of HCBI, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HCBI, IBG and the Shareholders undertake, promise, covenant and agree with each other as follows:

1. As of the date hereof, the Shareholders own the common shares of HCBI (“HCBI Shares”), set forth beside their respective names on Schedule 1 attached hereto (with respect to each Shareholder, all such HCBI Shares and any HCBI Shares hereafter acquired by such Shareholder before the termination of this Voting Agreement, collectively, such Shareholder’s “Shares”).

2. Each Shareholder represents that he, she or it has the full legal capacity and authority to execute, deliver and perform this Voting Agreement, including the exclusive right to vote such Shareholder’s Shares. Each Shareholder hereby agrees to vote at the shareholders’ meeting of HCBI called to consider and act upon the Merger (the “Meeting”) such Shareholder’s Shares in favor of approval of the Reorganization Agreement, the Merger, and all of the agreements and transactions contemplated by the Reorganization Agreement.

3. If HCBI conducts a meeting of, solicits written consents from or otherwise seeks a vote of its shareholders with respect to any Acquisition Proposal (as that term is defined in the Reorganization Agreement) or any other matter which may contradict any provision of this Voting Agreement or may prevent IBG or HCBI from consummating the Merger, then each Shareholder shall vote such Shareholder’s Shares in the manner most favorable to consummation of the Merger and the transactions contemplated by the Reorganization Agreement.

Notwithstanding, the foregoing sentence, the Shareholders may vote in favor of a Superior Proposal (as that term is defined in the Reorganization Agreement).

4. Each Shareholder hereby covenants and agrees that, until this Voting Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, directly or indirectly, without the prior written consent of IBG, (i) sell, assign, transfer or dispose of any of such Shareholder’s Shares, (ii) hypothecate such Shareholder’s Shares under terms that would prevent the voting thereof, (iii) deposit such Shareholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shareholder’s Shares or grant any proxy with respect thereto except as herein provided, or (iv) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any of such Shareholder’s Shares, in connection with a transaction pursuant to which 25% or more of the voting power of HCBI Shares is, or control of HCBI otherwise is, transferred to a person or entity other than a party to this Voting Agreement.

Notwithstanding any of the foregoing, any Shareholder may (i) make such gifts of such Shareholder’s Shares as such Shareholder may choose to make, (ii) transfer such Shares to trusts or other entities controlled by the Shareholder or for estate planning purposes, so long as the recipient of such Shareholder’s Shares executes and delivers an amendment to this Voting Agreement whereby such recipient becomes bound by the terms of this Voting Agreement.

5. This Voting Agreement shall continue in effect until the earlier to occur of (i) the termination of the Reorganization Agreement, as it may be amended or extended from time to time, or (ii) the consummation of the transactions contemplated by the Reorganization Agreement.

6. If that a Shareholder transfers a certificate representing any of such Shareholder’s Shares before the Meeting, HCBI shall require such certificate to bear the following endorsement, noted conspicuously thereon:

“The shares represented by this certificate are subject to the terms of a Voting Agreement dated June 2, 2014, a copy of which is on file in the principal office of Houston City Bancshares, Inc.”

7. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by HCBI, IBG and such Shareholder.

8. This Voting Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. An electronic or facsimile transmission of a signed counterpart of this Voting Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

9. This Voting Agreement, together with the Reorganization Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

10. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

11. THIS VOTING AGREEMENT AND THE RELATIONS AMONG THE PARTIES HERETO ARISING FROM THIS VOTING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. VENUE FOR DISPUTES ARISING UNDER THIS AGREEMENT SHALL BE SOLELY IN COLLIN COUNTY, TEXAS.

[Signature Page to Follow]

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

HOUSTON CITY BANCSHARES, INC.

By:
W. Phillip Johnson, Jr.
Chairman of the Board

INDEPENDENT BANK GROUP, INC.

By:
David R. Brooks
Chairman of the Board and CEO

[Signature Page to Voting Agreement]

SHAREHOLDER
(Individual)

Signature

Printed Name

SHAREHOLDER
(Entity)

Entity Name

By:

Name:

Title:

SCHEDULE 1

VOTING AGREEMENT SHAREHOLDERS

Name of Shareholder	Number of Shares of HCBI Shares

TOTAL NO. OF SHARES:

TOTAL VOTING POWER:

EXHIBIT C

RELEASE

(Director)

THIS RELEASE (the “Release”), effective as of             , 2014, is made by                      (the “Director”), a director of Houston City Bancshares, Inc. (“HCBI”) and Houston Community Bank, N.A. (“HCB”), Houston, Texas, in favor of HCBI and HCB.

RECITALS:

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the “Agreement”), dated as of June 2, 2014, by and between Independent Bank Group, Inc. (“IBG”) and HCBI, it is a condition to the consummation of the transactions contemplated by the Agreement that the Director shall have executed and delivered to IBG an instrument releasing HCBI and HCB from any and all claims of such Director (except for certain matters described herein);

WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 5.17 and Section 8.11 of the Agreement; and

WHEREAS, the Director desires to enter into this Release in consideration of the matters set forth herein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Director agrees as follows:

1. Attached hereto is a list of all loans outstanding from HCB to the Director. The Director acknowledges that as of the date hereof there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against HCBI or HCB, except as a result of the Director’s capacity as a depositor with HCB or pursuant to other written contractual obligations of HCB to the Director. Effective as of the effective time of the acquisition of HCBI and HCB by IBG pursuant to the Agreement, the Director for himself and on behalf of his heirs and assigns (the “Director Releasing Parties”) releases, acquits and forever discharges HCBI and HCB and its predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Director Releasing Parties, or any of them, has now, known or unknown, now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or before the date hereof, or in respect of any event occurring or circumstances existing on or before the date hereof; but HCBI and HCB shall not be released from any obligations or liabilities to the Director (i) pursuant to the provisions of the articles of incorporation or association and bylaws of HCBI or HCB regarding the indemnification of directors, and (ii) in connection with any written contractual obligations of HCB to the Director existing on the date of this Release.

2. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by HCBI and HCB. The Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that the Director may have or be entitled to against HCBI and HCB and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than obligations or liabilities to the Director (i) pursuant to the provisions of the articles of incorporation or association and bylaws of HCBI and HCB regarding the indemnification of directors, and (ii) in connection with any written contractual obligations of HCB to the Director existing on the date of this Release.

3. The Director represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Director in the capacity in which executed. The Director further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Director enters into this release having had the opportunity to seek the advice of his own legal counsel.

4. This Release shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. If any provision of this Release or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable to any extent, such provision shall be deemed severable, the remainder of this Release and the application of all other provisions shall not be affected thereby and shall be enforced to the greatest extent permitted by law. This Release is executed as of the date first above written. As used herein, the singular includes the plural, the masculine includes the feminine and neuter, and vice versa.

[Signature Page to Follow]

[Signature Page to Release]

DIRECTOR:

Name:

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on                     , 2014, by                     , individually.

Notary Public in and for the State of Texas

My Commission Expires:

RELEASE

(Officer)

THIS RELEASE (the “Release”), effective as of             , 2014, is made by                      (the “Officer”), an officer of Houston City Bancshares, Inc. (“HCBI”) or Houston Community Bank, N.A. (“HCB”), Houston, Texas, in favor of HCBI and HCB.

RECITALS:

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the “Agreement”), dated as of June 2, 2014, by and between Independent Bank Group, Inc. (“IBG”) and HCBI, it is a condition to the consummation of the transactions contemplated by the Agreement that the Officer shall have executed and delivered to IBG an instrument releasing HCBI and HCB from any and all claims of such Officer (except for certain matters described herein);

WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 5.17 and Section 8.11 of the Agreement; and

WHEREAS, the Officer desires to enter into this Release in consideration of the matters set forth herein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Officer agrees as follows:

1. Attached hereto is a list of all loans outstanding from HCB to the Officer. The Officer acknowledges that as of the date hereof there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against HCBI or HCB, except (i) as a result of the Officer’s capacity as a depositor with HCB or pursuant to other written contractual obligations of HCB to the Officer; (ii) for salary or bonus due to such Officer from HCB in the ordinary course of business; or (iii) in connection with medical claims not yet filed. Effective as of the effective time of the acquisition of HCBI and HCB by IBG pursuant to the Agreement, the Officer for himself and on behalf of his heirs and assigns (the “Officer Releasing Parties”) releases, acquits and forever discharges HCBI, HCB and their respective predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Officer Releasing Parties, or any of them, has now, known or unknown, now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or before the date hereof, or in respect of any event occurring or circumstances existing on or before the date hereof; but HCBI and HCB shall not be released from any obligations or liabilities to the Officer (i) in connection with any written contractual obligations of HCB to the Officer existing on the date of this Release; (ii) accrued compensation and benefits; (iii) in connection with medical claims not yet filed; and (iv) pursuant to the provisions of the articles of incorporation or association and bylaws of HCBI or HCB regarding the indemnification of officers.

2. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by HCBI and HCB. The Officer hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that the Officer may have or be entitled to against HCBI and HCB and their respective predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than obligations or liabilities to the Officer (i) in connection with any written contractual obligations of HCB to the Officer existing on the date of this Release; (ii) any accrued compensation and benefits; (iii) in connection with medical claims not yet filed; and (iv) pursuant to the provisions of the articles of incorporation or association and bylaws of HCBI and HCB regarding the indemnification of officers.

3. The Officer represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Officer in the capacity in which executed. The Officer further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Officer enters into this release having had the opportunity to seek the advice of his own legal counsel.

4. This Release shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. If any provision of this Release or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable to any extent, such provision shall be deemed severable, the remainder of this Release and the application of all other provisions shall not be affected thereby and shall be enforced to the greatest extent permitted by law. This Release is executed as of the date first above written. As used herein, the singular includes the plural, the masculine includes the feminine and neuter, and vice versa.

[Signature Page to Follow]

[Signature Page to Release]

OFFICER:

Name:

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on                     , 2014, by                     , individually.

Notary Public in and for the State of Texas

My Commission Expires:

EXHIBIT D

DIRECTOR

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (the “Support Agreement”) is made and entered into as of the      day of             , 2014, by and between Independent Bank Group, a Texas corporation (“IBG”) and                      (the “Director”).

RECITALS:

WHEREAS, IBG and Houston Community Bancshares, Inc. (“HCBI”), have entered into that certain Agreement and Plan of Reorganization, dated as of June 2, 2014 (the “Reorganization Agreement”), which provides for the acquisition of Houston Community Bank, N.A., a wholly owned subsidiary of HCBI (“HCB”), by IBG through the merger of HCB with and into Independent Bank, IBG’s wholly owned subsidiary. Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Reorganization Agreement;

WHEREAS, the Director is a director of HCBI and HCB;

WHEREAS, in connection with consummation of the transactions contemplated by the Reorganization Agreement, IBG and the Director have agreed to enter into this Support Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, IBG and the Director agree as follows:

1. Support. The Director agrees to use reasonable efforts to refrain from harming HCB’s goodwill and their customer and client relationships.

2. Covenants. For and in consideration of consummation of the transactions contemplated by the Reorganization Agreement, the Director agrees that for a period of two years after the Closing Date (as defined in the Reorganization Agreement) (the “Support Period”), the Director will not, without the prior written consent of IBG, directly or indirectly, (i) solicit banking business of any current customers of HCB; (ii) acquire more than 2% of, charter, operate or own control of, any financial services company or institution that provides banking services similar to those provided by HCB; (iii) serve as an officer, director, employee, agent or consultant to any financial services company or institution that provides banking services similar to those provided by HCB, or (iv) establish or operate a branch or other office of a financial services company or institution that provides banking services similar to those provided by HCB, in each case set forth in clauses (ii), (iii) and (iv), that has its main office, a branch office, or other office in Houston-Sugar Land-Baytown Metropolitan Statistical Area.

Notwithstanding the provisions of this Section 2, the Director shall not be prohibited from (i) serving as an officer, director, employee, agent or consultant of the financial services company or institution set forth on Confidential Schedule 1 attached hereto (an “Excepted Company”), or (ii) establishing or operating a branch or other office of an Excepted Company; but the Director shall be subject to the prohibitions in Section 2(a)(i) even in his role with an Excepted Company.

The Director agrees that (i) this Support Agreement is entered into in connection with the sale to IBG of the goodwill of the business of HCBI and HCB, (ii) is ancillary to the Agreement and Plan of Reorganization, (iii) the Director is receiving valuable consideration in the Reorganization Agreement for this Support Agreement, and (iv) the limitations as to time, geographical area, and scope of activity to be restrained by this Support Agreement are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests that IBG is acquiring from HCBI and HCB.

This Support Agreement creates a narrowly tailored advance approval requirement in order to avoid unfair competition and irreparable harm to IBG and Independent Bank, the successor to HCB, and is not intended or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition. Nothing herein will prohibit (i) ownership of less than 2% of the publicly traded capital stock of a corporation so long as this is not a controlling interest, or (ii) ownership of mutual fund investments. The Director may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods. The Director agrees that if, at some later date, a court of competent jurisdiction determines that the non-solicitation agreement set forth in this Support Agreement does not meet the criteria set forth by applicable law, this Support Agreement may be reformed by the court and enforced to the maximum extent permitted under applicable law.

3. Confidentiality, Non-Solicitation of Employees. The Director agrees that he is familiar with HCB’s confidential business information and trade secrets, including without limitation, customer lists and information, account lists, and other business plans and information, and salary, pay scale, capabilities, experiences, skill and desires of HCB’s employees (the “Confidential Information”). The Confidential Information does not include any information that (i) is generally available to and known by the public, (ii) was available on a non-confidential basis from a source other than HCB, or (iii) was independently acquired or developed without violating any laws or obligations under this Support Agreement. The Director agrees to maintain the confidentiality of the Confidential Information and not use such Confidential Information for any purpose. The Director further covenants and agrees that, during the Support Period, he shall not recruit, directly or indirectly, any employees of Independent Bank, as the successor to HCB, nor shall he contact or communicate with any employees of Independent Bank for the purpose of inducing employees to terminate their employment with Independent Bank. Notwithstanding the foregoing, the Director shall not be prohibited from hiring any employee who (i) is terminated by Independent Bank or who has voluntarily resigned from employment without direct or indirect solicitation by the Director, (ii) responds to any general advertisement appearing in a newspaper, magazine or trade publication, or (iii) is a referral made by a placement agency or service so long as such placement agency or service has not been instructed by Director to solicit from Independent Bank such employee.

4. Maintenance of Banking Relationship. During the Support Period, Director shall (i) maintain his borrowing and deposit relationships currently existing (in amounts consistent with amounts currently existing) with HCB at the date of this Support Agreement with Independent Bank as the successor to HCB, and (ii) refrain from establishing any new borrowing or deposit relationship with any other person or entity.

5. Termination. This Support Agreement shall terminate after the end of the period set forth in Section 2 above.

6. Effective Time. This Support Agreement shall become effective on the Closing Date (as defined in the Reorganization Agreement). If the Reorganization Agreement is terminated in accordance with its terms, this Support Agreement shall not become effective and shall be of no further force and effect.

7. Injunctive Relief. If that IBG and/or the Director violate any of the provisions set forth in this Support Agreement, IBG and the Director acknowledge that IBG and Independent Bank would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages if that any of the covenants contained herein were not performed in accordance with their terms or otherwise were materially breached. Accordingly, IBG and the Director agree that, without the necessity of proving actual damages or posting bond or other security, IBG and Independent Bank shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which IBG and Independent Bank may be entitled, at law or in equity. In such a situation, the parties agree that IBG and Independent Bank may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of this Support Agreement, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.

8. Assignability. Neither this Support Agreement nor any of the rights, interests or obligations under this Support Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Support Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9. GOVERNING LAW. THIS SUPPORT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS SUPPORT AGREEMENT SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PROVISION THEREOF REGARDING CONFLICT OF LAWS. THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN COLLIN COUNTY, TEXAS.

10. Severability. If any term or other provision of this Support Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (a) such term or provision shall be fully severable and this Support Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Support Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Support Agreement; and (c) there shall be added automatically as a part of this Support Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Support Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

11. Notice. All notices, requests, consents and other communications to be given or delivered hereunder shall be given in accordance with, and the effectiveness of such communications shall be determined under, the provisions of Section 11.07 of the Reorganization Agreement and shall be delivered at the respective addresses of the parties set forth on the signature page hereto.

12. No Delay, Waiver, Etc. No delay on the part of the parties hereto in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

13. Modification. No amendment hereof shall be effective unless contained in a written instrument signed by the parties hereto.

14. Headings. The descriptive headings of the several sections of this Support Agreement are inserted for convenience of reference only and do not constitute a part of this Support Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Support Agreement as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:
David R. Brooks
Chairman of the Board and CEO

Address:	Independent Bank Group, Inc. 1600 Redbud Blvd., Suite 400
McKinney, Texas 75069
Attn: Mr. David Brooks

DIRECTOR:

Name:
Address:

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